UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Biodesix, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Biodesix, Inc.

2970 Wilderness Place, Suite 100

Boulder, CO 80301

Notice of 2023 Annual Meeting of Stockholders

Dear Biodesix Stockholders:

You are invited to attend Biodesix, Inc.’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”).

Date:	May 23, 2023 (Tuesday)

Time:	1:00 p.m., Mountain Time

Virtual Location:	You can attend the Annual Meeting online, including to vote and/or submit questions, at www.proxydocs.com/BDSX. See page 1 of the accompanying proxy statement for additional information regarding participation in the virtual meeting.

Items of Business:

At the Annual Meeting, stockholders will be asked to vote:

1.  to elect the three Class III directors named in this proxy statement to hold office until the 2026 annual meeting of stockholders;

2.  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023;

3.  to approve the option exchange program, as described in the accompanying proxy statement; and

4.  to conduct any other business properly brought before the meeting, or any adjournment or postponement thereof.

Record Date:	You can participate in the Annual Meeting and vote if you were a stockholder of record as of the close of business on March 24, 2023.

Voting:	Your vote is very important to us. Whether or not you plan to attend the virtual Annual Meeting, please ensure your shares are represented by voting promptly. For instructions on how to vote your shares, please refer to the instructions on the Internet Notice, the section entitled “Annual Meeting Information” beginning on page 1 of the accompanying proxy statement or, if you requested to receive printed copies of these materials, your enclosed proxy card.

By order of the Board of Directors,

Robin Harper Cowie

Chief Financial Officer, Secretary and Treasurer

April 12, 2023

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting to be Held on May 23, 2023 at 1:00 p.m. Mountain Time via live audio webcast at www.proxydocs.com/BDSX:

This Notice of 2023 Annual Meeting of Stockholders, the accompanying proxy statement and our 2022 Annual Report on Form 10-K are available on our website at https://investors.biodesix.com/investor-relations in the SEC Filings section, as well as at www.proxydocs.com/BDSX.

Proxy Statement

2023 Annual Meeting of Stockholders

May 23, 2023

ANNUAL MEETING INFORMATION

Our board of directors is soliciting your proxy for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Biodesix, Inc. (“Biodesix,” the “Company,” “we,” “us” or “our”) and at any adjournment, continuation or postponement of the meeting for the purposes described in this proxy statement and the accompanying Notice of 2023 Annual Meeting of Stockholders. The Annual Meeting will take place virtually on May 23, 2023 at 1:00 p.m. Mountain Time. You must register to attend the meeting online and/or participate at www.proxydocs.com/BDSX using the control number on your proxy card or notice. You will receive an email one hour prior to the meeting containing a link which will connect you to the meeting portal. If you held shares of our common stock as of the close of business on March 24, 2023, you will be able to vote on the proposals described in this proxy statement and submit questions online through the virtual meeting platform during the Annual Meeting. On or about April 12, 2023, we will be mailing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) to our stockholders. The Notice will include instructions on how to access the proxy materials over the Internet, including our proxy statement, Notice of 2023 Annual Meeting of Stockholders, proxy card and our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”). The Internet Notice will also describe how to vote online or by telephone and, if desired, how to receive a printed set of proxy materials.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Internet Notice to our stockholders as of the record date, beginning on or about March 24, 2023. The Internet Notice will instruct you as to how you may access and review the proxy materials on the Internet and, if desired, how to request a printed set of proxy materials. In addition, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to conserve natural resources and reduce our costs of printing and delivering proxy materials, while providing a convenient method for stockholders to access the materials and vote.

Who can vote?

If you were a stockholder of record as of the close of business on March 24, 2023 (the “record date”), you are entitled to vote your shares at the Annual Meeting. As of the record date, 77,979,011 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before to the meeting.

What am I voting on?

You are being asked to vote on three proposals:

●	Proposal One: To elect the three Class III directors named in this proxy statement to hold office until the 2026 annual meeting of stockholders;

2023 Proxy Statement	1

●	Proposal Two: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023; and

●	Proposal Three: To approve the Stock Option Exchange Program;

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that our stockholders vote:

●	“For” the election of the three Class III directors named in this proxy statement to hold office until the 2026 annual meeting of stockholders;

●	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023; and

●	“For” the approval of the Stock Option Exchange Program;

What if another matter is properly brought before the meeting?

The board of directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee. You may also vote your shares electronically during a designated portion of the virtual Annual Meeting after your successful registration at www.proxydocs.com/BDSX. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below.

●	Stockholders of Record: Shares Registered in Your Name

Vote by Proxy in Advance of the Annual Meeting: If, on the record date, your shares were registered directly in your name with Biodesix’s transfer agent, Computershare Trust Company, N.A., then you are a “stockholder of record.” As a stockholder of record, you may vote by proxy in advance of the Annual Meeting in three ways:

Vote by Internet

Go to

http://www.proxypush.com/
BDSX to complete an electronic
proxy card. You will be asked to
provide the company number
and control number from your
proxy card. Your vote must be
received prior to the meeting
start time to be counted.

Vote by telephone

Dial toll-free 1-866-291-6774
using a touch-tone phone and
follow the recorded instructions.
You will be asked to provide the
company number and control
number from your proxy card.
Your vote must be received
prior to the meeting start time to
be counted.

Vote by mail

If you received printed copies of
the proxy materials, complete,
date and sign the enclosed proxy
card and return it promptly in
the envelope provided. If your
signed proxy card is received
prior to the meeting date, we
will vote your shares as you
direct.

2023 Proxy Statement	2

●	Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If, on the record date, your shares were held not in your name, but in an account with a broker, bank or other nominee as custodian on your behalf, then you are considered the “beneficial owner” of shares held in “street name.” The Internet Notice or the proxy materials, as applicable, are being forwarded to you by that broker, bank or other nominee who is considered the stockholder of record of those shares for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting set forth on that organization’s voting instruction card.

What is the effect of giving a proxy? What if I return a proxy card or otherwise vote but do not make specific choices?

Proxies are solicited by and on behalf of the board of directors. Robin Harper Cowie (our Chief Financial Officer, Secretary and Treasurer) and Ryan H. Siurek (our Chief Accounting Officer) have been designated as proxy holders by the board of directors. If you properly grant your proxy, your shares will be voted as you instruct.

If you return a signed proxy card or otherwise vote without marking specific voting selections, your shares will be voted as the board of directors recommends: “For” the election of three Class III directors (Proposal One); “For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 (Proposal Two); “For” the approval of the Stock Option Exchange Program (Proposal Three); and in accordance with the best judgment of your proxy holder for any other matters properly brought before the meeting, if any.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting in any of these ways:

● Vote again over the Internet or by telephone as instructed above before 11:59 p.m., Eastern Time on May 22, 2023. Only your latest Internet or telephone vote is counted.

● Submit a properly signed proxy card with a later date that is received no later than 11:59 p.m., Eastern Time on May 22, 2023. Only your latest dated proxy card will be counted.

● Send a timely written notice that you are revoking your proxy to Biodesix’s Corporate Secretary at 2970 Wilderness Place, Suite 100, Boulder, CO 80301.

● Attend the virtual Annual Meeting and vote electronically during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in street name, you should follow the instructions provided by your broker, bank or other nominee to revoke previously submitted voting instructions.

What are broker non-votes?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2023 (Proposal Two). The election of three Class III directors (Proposal One), and approval of the Stock Option Exchange Program (Proposal Three) are non-routine matters.

2023 Proxy Statement	3

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises discretionary voting authority on Proposal Two, such shares will be considered present at the Annual meeting for quorum purposes and broker non-votes will occur as to Proposal One and Proposal Three, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum will be present if the holders of at least a majority of the outstanding shares of our common stock entitled to vote are present at the Annual Meeting online or represented by proxy. On the record date, there were 77,979,011 shares of our common stock outstanding and entitled to vote. Therefore, the holders of 38,989,507 shares must be present online or represented by proxy at the Annual Meeting to have a quorum. For purposes of determining the presence of a quorum, abstentions, withheld votes and broker non-votes are counted. If there is no quorum, the holders of a majority of shares present or represented by proxy at the Annual Meeting may adjourn the meeting to a later date.

What vote is required for the approval of each proposal? What effect do “withhold” votes, abstentions and broker non-votes have on the proposals?

The following chart summarizes the proposals to be considered at the Annual Meeting, the vote required for approval of each proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of “Withheld” Votes or Abstentions	Effect of “Broker Non-Votes”
Proposal One: Election of the three Class III directors named in this proxy statement	For or Withhold on each nominee	Plurality of the votes cast.
This means that the three
nominees receiving the
highest number of “For”
votes (from the holders of
votes of shares present or
represented by proxy and
entitled to vote on the
election of directors) will
be elected as Class III
		directors.	“Withheld” votes have no effect; only “For” votes affect the outcome of the election.	Brokers do not have discretion to vote. Broker non-votes will have no effect; only “For” votes affect the outcome of the election.
Proposal Two: Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2023	For, Against or Abstain	Affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal.	Abstentions are considered shares present and entitled to vote, and therefore have the same impact as votes “Against” the proposal.	Brokers have discretion to vote. Therefore, we do not expect any broker non-votes.
Proposal Three: Approval of the Stock Option Exchange Program	For, Against or Abstain	Affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal.	Abstentions are considered shares present and entitled to vote, and therefore have the same impact as votes “Against” the proposal.	Brokers have discretion to vote. Therefore, we do not expect any broker non-votes.

2023 Proxy Statement	4

Important Information About Our Virtual Annual Meeting:

•

Why is the Annual Meeting being held in a virtual format this year? The Annual Meeting will be held in a virtual meeting format via live audio webcast, and will provide access to the Annual Meeting for our stockholders regardless of geographic location. We have designed our virtual format to help ensure that our stockholders who attend the Annual Meeting virtually will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

•

How can I attend Annual Meeting online? To join the Annual Meeting online, visit www.proxydocs.com/BDSX and register using your control number on your proxy card or on the instructions that accompanied your proxy materials, and following the instructions received via email, including a unique link that will allow you access to the Annual Meeting, to vote, and submit questions during the meeting.

•

When can I join the virtual Annual Meeting? The meeting will begin promptly at 1:00 p.m. Mountain Time on Tuesday, May 23, 2023. You may access the meeting platform 15 minutes earlier, and we encourage you to join in advance of the meeting start time to allow sufficient time to log in and confirm your connection and audio are working properly.

•

Can I ask questions during the virtual Annual Meeting? Yes. If you are logged in as a “stockholder” at the virtual Annual Meeting, you will have an opportunity to submit questions live via the Internet during a designated portion of the virtual Annual Meeting. Once you are logged in, type your question into the question box and click “submit.” Subject to time constraints, we intend to answer questions pertinent to the Company and meeting matters submitted by stockholders during the Annual Meeting that comply with our rules of conduct for the Annual Meeting, which will be posted on the meeting website during the meeting.

•

How do I vote during the virtual Annual Meeting? You will have an opportunity to vote your shares electronically during a designated portion of the virtual Annual Meeting after logging in. Whether or not you plan to join the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials.

•

What if I have technical difficulties? On the day of the Annual Meeting, if you have trouble accessing the virtual meeting platform or encounter other technical difficulties with the platform before or during the meeting, please call the technical support number provided in your email instructions.

•

Will a list of stockholders be available for inspection prior to and during the meeting? Yes. A complete list of stockholders of record will be available for inspection, by appointment only, by any stockholder for at least ten (10) days prior to the Annual Meeting during ordinary business hours at our headquarters located at 2970 Wilderness Place, Suite 100, Boulder, CO 80301.

•	Will a recording of the meeting be available? Yes, following the Annual Meeting, a recording of the meeting will be available on www.proxydocs.com/BDSX for one year following the meeting date.

Who will count the votes?

Representatives of Mediant Communications Inc. (“Mediant”) will tabulate the votes, and a representative of Mediant will act as inspector of election.

Who is paying for this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person, by telephone or by other means of communication. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxy materials to their principals and we may reimburse them for the cost of forwarding proxy materials to beneficial owners.

2023 Proxy Statement	5

What does it mean if I receive more than one Internet Notice?

If you receive more than one Internet Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions in each Internet Notice to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

Why were my proxy materials included in the same envelope as other people at my address? How may I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we deliver a single copy of the Internet Notice, and, if applicable, the proxy materials to stockholders of record who shares the same address, unless we have received contrary instructions from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you share an address with another stockholder and receive only a single copy the Internet Notice, and, if applicable, the proxy materials, but would like to request a separate copy of these materials, please contact our mailing agent, Mediant, by calling 1-866-648-8133 or e-mailing paper@investorelections.com and an additional copy of the materials will be promptly delivered to you. Similarly, if you receive multiple copies of the Internet Notice, and, if applicable, the proxy materials, but would prefer to receive a single copy in the future, you may also contact Mediant at the above telephone number or address. Beneficial owners should contact their broker, bank or other nominee to request information about householding procedures.

2023 Proxy Statement	6

BOARD AND CORPORATE GOVERNANCE MATTERS

Proposal One: Election of Directors

General

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors currently consists of nine directors and is divided into three classes of directors that serve staggered three-year terms, currently Class I, with a term expiring in 2024, Class II, with a term expiring in 2025 and Class III, with a term expiring in 2023. At the Annual Meeting, our stockholders will vote on the election of three Class III directors whose terms will expire at our 2026 annual meeting of stockholders. Each of our other current directors will continue to serve as a director until the election and qualification of his or her successor.

The three directors currently serving on our board of directors in Class III, the class whose term of office expires in 2023, have each been nominated by our board of directors, upon the recommendation of our nominating and corporate governance committee, to stand for election at the Annual Meeting. Jack Schuler has served on our board of directors since 2008. Jean Franchi and Hany Massarany have served on our board of directors since 2020. Each of these three nominees has consented to being named as a nominee in this proxy statement and has agreed to serve, if elected, until our 2026 annual meeting of stockholders and until the election and qualification of his or her successor.

For more information about each of the director nominees and continuing directors, including information regarding the experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the board of directors, please refer to the section below entitled “Overview of Our Nominees and Continuing Directors.”

Vote Required:	Directors are elected by a plurality of the votes cast by our stockholders at the Annual Meeting. This means that the three nominees receiving the highest number of affirmative votes (from the holders of votes of shares present or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes and “Withheld” votes will have no effect.

Board Recommendation:	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE CLASS III DIRECTOR NOMINEES NAMED ABOVE.

2023 Proxy Statement	7

Overview of Our Nominees and Continuing Directors

The following table and the brief biographies that follow provide information, as of the date of this proxy statement, about each director nominee and each continuing director:

	Age	Position(s)	Director Since	Class	Current Term Expires	Expiration of Term for which Nominated	Independent	Committee Membership*
								AC	CC	NCG

DIRECTOR NOMINEES
Jean Franchi	56	Director	2020	III	2023	2026	Yes	Chair		X
Hany Massarany	61	Director	2020	III	2023	2026	Yes	X	Chair
Jack Schuler	82	Director	2008	III	2023	2026	Yes			X

CONTINUING DIRECTORS
Jon Faiz Kayyem, Ph.D.	59	Director	2021	I	2024	—	Yes		X
Scott Hutton	51	President, Chief Executive Officer and Director	2020	I	2024	—	No
John Patience	75	Chairman of the Board	2008	I	2024	—	Yes		X
Lawrence T. Kennedy, Jr.	51	Director	2023	II	2025	—	Yes	X
Matthew Strobeck, Ph.D.	50	Director	2012	II	2025	—	Yes	X		Chair
Charles Watts, M.D.	80	Director	2019	II	2025	—	Yes		X

* AC - Audit Committee; CC - Compensation Committee; NCG - Nominating and Corporate Governance Committee

Director Nominees

Class III Directors – Nominees for Election at the Annual Meeting

Jean M. Franchi has served as a Director of the Company since April 2020. Ms. Franchi is currently Chief Financial Officer at the Replimune Group, a biotechnology company developing oncolytic immuno-gene therapies. Prior to the Replimune Group, Ms. Franchi was Chief Financial Officer at Merrimack Pharmaceuticals, Inc., a biopharmaceutical company, from 2017 to 2019, Dimension Therapeutics, Inc., a gene therapy company, from 2015 to 2017, and Good Start Genetics, Inc., a molecular genetic information company, from 2012 to 2015. From 1995 to 2011, Ms. Franchi held various positions at Genzyme Corporation, including Senior Vice President of Corporate Finance, Senior Vice President of Business Unit Finance, and Vice President of Finance and Controller, Product Line and International Group. Ms. Franchi currently serves on the boards of directors of Flamingo Therapeutics and VectorY Therapeutics. Ms. Franchi also served on the board of directors of Biophytis S.A. through July 2021 and Visioneering Technologies, Inc. through December 2022. Ms. Franchi received her B.A. in Accounting from Hofstra University.

We believe that Ms. Franchi is qualified to serve on our board of directors because of her experience in leadership and management roles in the healthcare industry as well as her experience holding finance-related roles of increasing responsibility.

Hany Massarany has served as a Director of the Company since July 2020. Mr. Massarany currently serves as both a Director (since 2020) and Chairman (since February 2023), of Accelerate Diagnostics, an in vitro diagnostics company. Mr. Massarany was President and Chief Executive Officer of GenMark Diagnostics, Inc., a provider of multiplex molecular diagnostic solutions, from April 2011 to March 2020. From February 2009 to

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April 2011, Mr. Massarany served as President at Ventana and Head of Roche Tissue Diagnostics, a division of F. Hoffman-La Roche Ltd. focused on manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, Mr. Massarany held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President, Worldwide Operations, Senior Vice President, Corporate Strategy and Development, and Vice President, North American Commercial Operations. Mr. Massarany also held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both the Asia Pacific region and the United States. Mr. Massarany served on the board of directors of GenMark Diagnostics, Inc. from May 2011 to February 2020. Mr. Massarany earned a B.S. in Microbiology and Immunology from Monash University in Australia and an M.B.A. from Melbourne University.

We believe that Mr. Massarany is qualified to serve on our board of directors because of his experience in leadership and management roles, and experience as a board member, in the healthcare industry.

Jack Schuler has served as a Director of the Company since June 2008. Mr. Schuler served as a director of Ventana from 1991 and as Chairman of the board from 1995 until Ventana’s acquisition by Roche in 2008. Prior to joining Ventana, Mr. Schuler was President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, which he joined in 1972 and where he held a number of management and marketing positions, also serving as a director from April 1985 to August 1989. Additionally, Mr. Schuler has served as a director of Abbott Laboratories, Medtronic plc (Lead Director), Stericyle (Chairman), Chiron Corporation, and Quidel, and currently serves as a Director (since 2012) of Accelerate Diagnostics, an in vitro diagnostics company. Mr. Schuler holds a B.S. in Mechanical Engineering from Tufts University and an M.B.A. from Stanford University Graduate School of Business Administration.

We believe that Mr. Schuler is qualified to serve on our board of directors because of his experience in leadership and management roles in the healthcare industry, as well as his experience as a board member in the healthcare and medical device industries.

Continuing Directors

Class I Directors – Term Expiring at the 2024 Annual Meeting

Jon Faiz Kayyem, Ph.D. has served as a Director of the Company since December 2021. Dr. Kayyem has over 20 years of experience inventing, patenting, licensing, developing, and commercializing novel solutions for molecular diagnostics and DNA detection opportunities. Dr. Kayyem has served in various leadership positions throughout his career. He held numerous roles at GenMark Diagnostics, including Founder, CEO and President, Chief Scientific Officer, Senior Vice President of Research and Development. Prior to his work at GenMark Diagnostics, Dr. Kayyem served as Director and Founder of Calimmune and was Vice President of Life Sciences at Motorola. In October 2004, he co-founded the biotechnology fund management company, Efficacy Capital Limited and served as a managing partner. Additionally, Dr. Kayyem founded Clinical Micro Sensors Inc., the predecessor company of GenMark Diagnostics, to commercialize multiple technical innovations that he developed while serving as a Senior Research Fellow at the California Institute of Technology (Caltech). Dr. Kayyem holds a B.S. and M.S. in Biochemistry from Yale University and a Ph.D. in Molecular Biology from Caltech. Currently, Dr. Kayyem is on the Board of Directors of Inhibrx.

We believe that Dr. Kayyem is qualified to serve on our board of directors because of his experience in leadership and management roles in the field of medicine, as well as his experience as a board member and investor in companies in the healthcare industry.

Scott Hutton has served as our President, Chief Executive Officer and Director since January 2020, and previously held the role of Chief Operating Officer from March 2018 to December 2019. Additionally,

2023 Proxy Statement	9

Mr. Hutton has served on the board of directors of Eximis Surgical, Inc. since February 2018 and was on the Board of the Colorado BioScience Association from April 2011 to April 2013. Mr. Hutton was an Observer on the board of directors of Aqueduct Critical Care from September 2014 to January 2017, and an Observer on the Board of Visualase, Inc. from October 2012 to July 2014. Mr. Hutton joined Biodesix from Spectranetics Corp, a U.S.-based global leader in vascular intervention and lead management solutions (now part of Royal Philips), where he served as Senior Vice President and General Manager of the Vascular Intervention division from January 2017 to December 2017. Prior to joining Spectranetics, Mr. Hutton held several positions of increasing responsibility, including Vice President and General Manager, at Medtronic plc, a global healthcare products company and manufacturer of medical devices and supplies, over a period of 16 years. From April 2012 to January 2017, Mr. Hutton was Vice President and General Manager of Neurosurgery, where he oversaw the operations of the approximately $1 Billion Neurosurgery Business Unit. From 2008 to 2012, he grew from Senior Director of Global Marketing to Vice President and Business Leader of the Surgical Navigation and Intra-Operative Imaging Business. Mr. Hutton holds a Bachelor of Arts degree from the College of Health and Human Sciences, Department of Health and Kinesiology at Purdue University. In March 2021, Mr. Hutton was named a Significant Sig by Sigma Chi International Fraternity. Mr. Hutton was named a Top 25 Biotech CEO of 2021 and 2022 by the Healthcare Technology Report in February 2021 and February 2022, respectively. In January 2021, Mr. Hutton was named 2020 CEO of the Year-USA by CEO Monthly Magazine. In July 2011, Mr. Hutton received the Medtronic Wallin Leadership Award for his focus on talent development, business performance, and his personal and intentional demonstration of leadership.

We believe that Mr. Hutton is qualified to serve on our board of directors because of his experience in leadership and management roles at our Company, as well as his experience as a board member in the healthcare and medical device industries.

John Patience has served as a Director of the Company since June 2008 and as Chairman of the Board since September 2020. Mr. Patience currently serves as a Director (since 2012) of Accelerate Diagnostics, an in vitro diagnostics company. Mr. Patience served as a director of Ventana Medical Systems, Inc. (“Ventana”), from 1989 and as Vice Chairman from 1999 until Ventana’s acquisition by Roche in 2008. Mr. Patience also served as a director of Stericycle, Inc. since its founding in 1989 to June 2018. Mr. Patience is a founding partner of Crabtree Partners, a private equity investment partnership in Lake Forest, Illinois. He was also previously a partner of a venture capital investment firm that provided both Ventana and Stericycle, Inc. with early-stage funding. Mr. Patience was also previously a partner at the consulting firm McKinsey & Co., Inc., specializing in health care. Mr. Patience holds a B.A. in Liberal Arts and an L.L.B. from the University of Sydney, Australia, and an M.B.A. from the University of Pennsylvania’s Wharton School of Business.

We believe that Mr. Patience is qualified to serve on our board of directors because of his experience in leadership and management roles in the field of medicine, as well as his experience as a board member and investor in companies in the healthcare industry.

Class II Directors – Term Expiring at the 2025 Annual Meeting

Lawrence T. Kennedy, Jr. has served as a Director of the Company since January 2023. Mr. Kennedy brings to Biodesix more than 20 years of broad operating, corporate finance, company creation and investment experience with a specific focus in the healthcare industry. Mr. Kennedy currently serves as the Managing Partner and Chief Executive Officer of Westwood Management, a private investment and wealth management firm directing a diverse investment portfolio across a range of alternative and traditional asset classes. Prior to his role at Westwood Management, Mr. Kennedy was the co-founder of Health Carousel, a talent management company with a leading portfolio of healthcare staffing and workforce solution businesses. Mr. Kennedy currently serves on the boards of directors of Healthcare for Kids, HC Locum, Revolution 4.0, and Health Carousel. Mr. Kennedy has received a Master of Business Administration from Duke University’s Fuqua School of Business and a Bachelor of Arts from Colgate University.

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We believe that Mr. Kennedy is qualified to serve on our board of directors because of his experience in leadership and management roles in the field of healthcare, as well as his experience as a board member and investor in companies in the healthcare industry.

Matthew Strobeck, Ph.D. has served as a Director of the Company since January 2012. Dr. Strobeck is currently the Managing Partner of Birchview Capital LP, an investment management company. In addition, Dr. Strobeck is currently a Director of Quidel Corporation (“Quidel”), Accelerate Diagnostics Inc. (“Accelerate Diagnostics”), and Monteris Medical. Dr. Strobeck was a Director of Tepha Inc. until June 2021. Dr. Strobeck received a B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, a S.M. from the Harvard University/MIT Health Sciences Technology Program, and a S.M. from the MIT Sloan School of Management.

We believe that Dr. Strobeck is qualified to serve on our board of directors because of his experience in leadership and management roles at medical technology companies, as well as his experience as a board member and investor in the medical technology industry.

Charles Watts, M.D. has served as a Director of the Company since July 2019. Until his retirement, Dr. Watts served as Chief Medical Officer at Northwestern Memorial Hospital and Associate Dean for Clinical Affairs at the Feinberg School of Medicine, Northwestern University from 2001 to 2011. Prior to his tenure at Northwestern, Dr. Watts served as Chief of Clinical Affairs and Associate Dean at the University of Michigan Medical Center. He also previously served as Executive in Residence for the Health Management Academy, as an active faculty member of a nationally based Physician Leadership Program. Dr. Watts served as a Director of Providence Health and Services (Seattle, Washington) from 2012 to 2016 where he chaired the Quality and Patient Safety Improvement Committee, and served as a Trustee of Swedish Health Services until May 2017, when he accepted an appointment as interim Chief Medical Officer, serving in that capacity until June 2019. He currently serves as a Trustee on the Institute for Systems Biology Board and as a director of Accelerate Diagnostics. Dr. Watts received his medical degree from the University of Michigan.

We believe that Dr. Watts is qualified to serve on our board of directors because of his experience in leadership and management roles in the field of medicine, as well as his experience as a board member in the healthcare industry.

Board Composition

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Jon Faiz Kayyem, Ph.D., John Patience and Scott Hutton, and their terms will expire at the 2024 annual meeting of stockholders;

•	the Class II directors are Matthew Strobeck, Ph.D., Charles Watts, M.D., and Lawrence T. Kennedy, Jr. and their terms expire at the 2025 annual meeting of stockholders; and

•	the Class III directors are Jean Franchi, Hany Massarany and Jack Schuler, and their terms will expire at the Annual Meeting.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional

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directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Each director’s term continues until the election and qualification of his or her successor, or, if sooner, his or her death, resignation or removal.

Director Independence

Under the listing requirements and rules of Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of our board of directors as a listed company within one year of the closing of our initial public offering.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Ms. Franchi, Messrs. Massarany, Schuler, Patience and Kennedy and Drs. Kayyem, Strobeck and Watts do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable listing requirements and rules of Nasdaq. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and the Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the company. Mr. Patience currently serves as the independent Chairman of our board of directors. Our board of directors believes that separating these positions reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole.

Role of our Board of Directors in Risk Oversight

Our board of directors is responsible for overseeing the overall risk management process at Biodesix. The day-to-day responsibility for managing risks and exposures resides with our executive management team while our board of director committees and our board of directors as a whole participate in the oversight process. The risk oversight process includes receiving regular reports from committees and management to enable our board of directors to understand management’s risk assessment and mitigation processes, which includes areas of potential material risk, including long-term strategic and operational planning, strategic biopharmaceutical partnerships, executive development and evaluation, regulatory and legal compliance, information technology (including cybersecurity), financial reporting and internal controls and reputational risk. Our board of directors focuses on the overall risks affecting us, and each of its standing committees has been delegated responsibility for oversight of specific risks that fall within its areas of responsibility. For example:

•

Our audit committee is responsible for overseeing our major financial, legal and regulatory risk exposures, which spans a variety of areas including litigation, regulatory compliance, financial reporting, insurance and cybersecurity. Our audit committee also oversees the steps management has taken to monitor and control such exposures, including guidelines and policies for assessing and managing risk and related compliance efforts.

•	Our nominating and corporate governance committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and

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composition of our board of directors, including monitoring the effectiveness of our corporate governance guidelines and other policies such as our code of conduct and overseeing our environmental and sustainability efforts and progress.

•	Our compensation committee regularly assesses risks arising from our compensation plans, policies and programs, including whether any such plans encourage excessive or inappropriate risk-taking.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full board of directors is regularly informed through committee reports about such risks.

Meetings of our Board of Directors

Our board of directors held seven meetings during 2022. Each incumbent director attended at least 75% of the aggregate total number of meetings of the board of directors and the committees on which he or she served, held during the portion of 2022 for which he or she was a director or committee member. We encourage our directors to attend our annual meetings of stockholders. Seven directors, including our Chief Executive Officer, Mr.  Hutton, attended our 2022 annual meeting of stockholders.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The charter of each committee is available on our corporate website at www.biodesix.com in the Investors section under “Governance Highlights.” Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Committee Composition and Meetings

The following table provides current membership and 2022 meeting information for each committee of our board of directors:

Name:	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jean Franchi	Chair		X
Jon Faiz Kayyem, Ph.D.		X
Lawrence T. Kennedy, Jr.(1)	X
Hany Massarany	X	Chair
John Patience		X
Jack Schuler			X
Matthew Strobeck, Ph.D.	X		Chair
Charles Watts, M.D.		X
Total meetings held in 2022	4	5	4

(1)	Lawrence T. Kennedy, Jr. joined the audit committee on January 3, 2023, in connection with his appointment to the board of directors.

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Audit Committee

Our audit committee consists of Ms. Franchi, Messrs. Kennedy and Massarany and Dr. Strobeck, each of whom our board of directors has determined satisfies the independence requirements under Nasdaq listing rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Ms. Franchi, whom our board of directors has determined is an “audit committee financial expert” within the meaning of the SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of her or his employment in the corporate finance sector. The functions of this committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•	reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures;

•	assisting with design and implementation of our risk assessment functions;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related-party transactions;

•	approving, or as permitted, pre-approving, audit and permissible non-audit services to be performed by our independent registered public accounting firm; and

•	reviewing and assessing, at least annually, the performance of the audit committee and adequacy of its charter.

Compensation Committee

Our compensation committee consists of Messrs. Massarany and Patience and Drs. Kayyem and Watts, and the chair of our compensation committee is Mr. Massarany. Our board of directors has determined that each of Messrs. Massarany and Patience and Drs. Kayyem and Watts is independent under the Nasdaq listing rules and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions of this committee include:

•	reviewing, modifying and overseeing overall compensation strategy and policies;

•	reviewing and approving the compensation arrangements and other terms of employment of our chief executive officer, other executive officers and senior management, as appropriate;

•	reviewing and recommending to the full board of directors the compensation of our directors;

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•	appointing and overseeing the work of compensation consultants, legal counsel or any other advisors and consultants engaged for the purpose of advising the compensation committee;

•

reviewing, recommending to the full board of directors, as appropriate, and administering equity award plans, compensation plans and similar programs, as well as modification or termination of plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and evaluating with the chief executive officer and the full board of directors the succession plans for our executive officers; and

•	reviewing and assessing, at least annually, the performance of the compensation committee and the adequacy of its charter.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time during 2022, one of our officers or employees. None of our executive officers currently serve, or has served during 2022, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Franchi, Dr. Strobeck and Mr. Schuler, and the chair of our nominating and corporate governance committee is Dr. Strobeck. Our board of directors has determined that Ms. Franchi, Dr. Strobeck and Mr. Schuler are independent under the applicable listing standards. The functions of this committee include:

•	reviewing periodically and evaluating director performance of our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	identifying, evaluating, nominating and recommending individuals for membership on our board of directors;

•

reviewing with our chief executive officer the plans for succession to the offices of our executive officers and make recommendations to our board of directors with respect to the selection of appropriate individuals to succeed to these positions;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Director Nomination Process

Selection and Nomination Process

Our board of directors is responsible for nominating members for election to our board of directors by our stockholders at our annual meetings of stockholders. Whenever a vacancy occurs on our board of directors,

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whether due to a newly created director position or the death, resignation, removal or retirement of an existing director, our board of directors is authorized to select a person to fill the vacancy to serve as a director until the annual meeting of stockholders at which the director’s term expires and until the election and qualification of his or her successor or, if sooner, his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Criteria for Board Membership

The board of directors and the nominating and corporate governance committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The board of directors and the nominating and corporate governance committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the board of directors. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. While the nominating and corporate governance committee does not have a formal policy in this regard, the diversity of the board of the directors is a consideration in evaluating candidates for director positions, among others.

The board of directors and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In considering candidates, the board of directors and the nominating and corporate governance committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.

The board of directors and the nominating and corporate governance committee review candidates for director nomination in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the board of directors and the nominating and corporate governance committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and the Company to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the board of directors and the nominating and corporate governance committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the board of directors and the nominating and corporate governance committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of the Company’s capital stock is listed.

Stockholder Recommendations and Nominations

Stockholders who wish to recommend candidates may contact the nominating and corporate governance committee in the manner described below under “Board and Corporate Governance Matters—Stockholder Communications with our Board of Directors.” Stockholder nominations must be made according to the procedures required under our bylaws and described in this proxy statement under the heading “Additional Information—Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders.” Stockholder-recommended candidates and stockholder nominees whose nominations comply with these procedures will be evaluated by our nominating and corporate governance committee in the same manner as other nominees.

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Board Diversity Matrix

The table below provides certain highlights of the composition of our board of directors members and nominees as of March 24, 2023. Nasdaq listing requirements require each listed company to have, or explain why it does not have, two diverse directors on the board, including at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+, or for smaller reporting companies, two female directors. Companies listed on the Nasdaq Global Market must have at least one diverse director by December 31, 2023 and two diverse directors by December 31, 2025. As of March 24, 2023, our board of directors has one diverse director, and we intend to be fully compliant with Nasdaq’s diversity requirement by December 31, 2025. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix as of March 24, 2023
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity	1	8	-	-
Directors
Part II: Demographic Background
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	8	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+			-
Did Not Disclose Demographic Background			-
Directors who Identify as Middle Eastern: 1

Executive Officers

Set forth below is biographical information with respect to each current executive officer of the Company, except Mr. Hutton, our President and Chief Executive Officer. Mr. Hutton also serves as a director of the Company, and his biographical information is available above in the section titled “Overview of Our Nominees and Continuing Directors—Continuing Directors.”

Robin Harper Cowie, age 43. Ms. Harper Cowie has served as our Chief Financial Officer since April 2017. She has been with the Company in multiple financial and reimbursement positions since March 2011, serving as Vice President of Finance from February 2016 to April 2017, Vice President of Reimbursement & Health Economics from February 2015 to February 2016, Senior Director of Reimbursement from January 2014 to February 2015, and Director of Reimbursement from March 2011 to January 2014. Prior to joining Biodesix, Ms. Harper Cowie held a leadership role in payer and government relations at Precision Therapeutics, Inc. Ms. Harper Cowie’s background includes corporate finance, managed care and payer relations, reimbursement and regulatory policy, and revenue cycle operations. Additionally, she spent several years as a researcher at the University of Pittsburgh Medical Center. Ms. Harper Cowie holds a B.S. in Molecular Biology from the University of Pittsburgh, and an M.B.A. in Finance from the Joseph M. Katz Graduate School of Business from the University of Pittsburgh.

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Ryan Siurek, age 51. Mr. Siurek has been the Chief Accounting Officer of Biodesix since December 2020. Mr. Siurek has held various finance and accounting executive roles of increasing responsibility. Prior to Biodesix, Mr. Siurek served as the Vice President, Chief Accounting Officer and Controller of Vail Resorts Inc. from April 2016 to October 2020. Prior to Vail Resorts, Inc., Mr. Siurek served as Chief Financial Officer for Sprint Corporation’s prepaid and wholesale division from December 2013 to April 2016 and as Vice President, Chief Accounting Officer and Controller from July 2013 to December 2013. He served as Vice President and Assistant Controller of Sprint Corporation from January 2009 to November 2009. Prior to Sprint Corporation, Mr. Siurek worked for LyondellBasell Industries from January 2004 to January 2009, where he held various positions, including Director of Risk Management and Global Shared Services from September 2008 to January 2009, European Controller from July 2007 to August 2008, and Senior Manager of Technical Accounting from January 2004 to June 2007 and served as its Controller for European Operations. Mr. Siurek serves as a member of the Small Business Advisory Committee of the Financial Accounting Standards Board (“FASB”) as well as a member of the Financial Reporting Executive Committee of the American Institute of Certified Public Accountants. Mr. Siurek holds a Bachelor’s Degree in Accounting and a Master’s Degree in Accounting from Texas A&M University and is a Certified Public Accountant.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions), and directors. The full text of our Code of Conduct is posted on our website at www.biodesix.com. We intend to disclose future amendments to certain provisions of our Code of Conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above. Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines which provide the framework for our corporate governance, along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a range of topics including, but not limited to, board composition, independence and selection of directors, board membership criteria, conduct of board meetings, board committee composition and functions, board assessment, director compensation and succession planning. Our corporate governance guidelines will be reviewed at least annually by our nominating and corporate governance committee and any proposed changes will be recommended to our full board of directors for approval. A copy of our corporate governance guidelines is available on our corporate website at www.biodesix.com in the Investor section under “Governance Highlights.” Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in hedging transactions or other inherently speculative transactions with respect to Company securities, such as short sales or transactions in put or call options. Our directors, executive officers and other employees are also prohibited from holding Company securities in a margin account or pledging company securities as collateral for a loan.

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Stockholder Communications with our Board of Directors

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Biodesix, Inc., 2970 Wilderness Place, Suite 100, Boulder, CO 80301. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter. Communications that are deemed inappropriate (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded.

Certain Relationships and Related-Party Transactions

The following is a summary of the transactions since January 1, 2022 to which we have been a participant in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, director nominees, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, with certain exceptions, other than compensation arrangements, which are under the section of this proxy statement captioned “Executive Compensation.”

Subscription Agreements

On April 7, 2022, we entered into subscription agreements with a consortium of investors, including three members of our board of directors and other existing stockholders of the Company, for the issuance and sale by the Company of an aggregate of 6,508,376 shares at a purchase price of $1.79 per share in a private placement offering, for an aggregate purchase price of $11.7 million. The net proceeds were used, among other things, to fund a $3.0 million partial repayment of the $30 million term loan with Silicon Valley Bank.

On November 21, 2022, we entered into subscription agreements with certain members of the Company’s management team, including our Chief Executive Officer and Chief Financial Officer, for the issuance and sale by the Company of an aggregate of 235,056 shares at a purchase price of $1.15, for an aggregate purchase price of approximately $270,000.

Investor Rights Agreement

In October 2018, we entered into an amended and restated investor rights agreement (“IRA”) with certain holders of our preferred stock and common stock, including certain holders of 5% of our capital stock, and including certain members of, and affiliates of, our directors and certain of our executive officers. The IRA provides the holders of our preferred stock with certain registration rights. After the closing of our initial public offering, the holders of 20,090,745 shares of common stock issuable from conversion of outstanding preferred stock, became entitled to rights with respect to the registration of their shares of common stock under the Securities Act under this agreement.

Indemnification of Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers in connection with our initial public offering or the start of their service on our board. The indemnification agreements and our bylaws will require us to indemnify our directors against certain liabilities, costs and expenses to the fullest extent not prohibited by DGCL, and have purchased directors’ and officers’ liability insurance. Subject to very limited exceptions, our bylaws will also require us to advance expenses incurred by our directors and officers.

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Policies and Procedures for Related-Party Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any “related-party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We adopted a written related-party transaction policy effective October 2020. Under our related-party transaction policy, our management is required to submit any related-party transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee takes into account all of the relevant facts and circumstances available. All of the transactions described in this section, except for certain equity award grants, occurred prior to the adoption of this policy.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding stock options and restricted stock unit (RSU) awards granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans in effect as of December 31, 2022.

Plan Category:	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)($)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	4,277,415	(2)	$8.77	(3)	641,735	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	4,277,415		$8.77		641,735

(1)

Includes the 2006 Employee, Director and Consultant Stock Plan (“2006 Incentive Plan”), the 2016 Equity Incentive Plan (“2016 Incentive Plan”), the 2020 Equity Incentive Plan (“2020 Incentive Plan), the 2020 Employee Stock Purchase Plan (“ESPP”), the 2011 Second Amended and Restated Bonus-to-Options Program and the 2015 Third Amended and Restated Bonus-to-Options Program.

(2)

Includes 79,104 RSUs that were outstanding on December 31, 2022 under the 2016 Incentive Plan and 1,131,820 RSUs that were outstanding on December 31, 2022 under the 2020 Incentive Plan. RSU awards may be settled only for shares of common stock on a one-for-one basis.

(3)	Only option awards were used in computing the weighted-average exercise price.
(4)

This amount represents 233,694 shares of common stock available for issuance under the 2020 Incentive Plan and 408,041 shares of common stock available for issuance under the ESPP, all of which were subject to purchase under the offering period in effect as of December 31, 2022, which offering period ended on February 28, 2023. Awards available for grant under the Company’s 2020 Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, performance awards, and any combination of the foregoing awards. The number of shares of our common stock reserved for issuance under our 2020 Incentive Plan will automatically increase on the first day of each fiscal year by 4% of the number of shares of common stock outstanding on the immediately preceding December 31 or such lesser amount as is determined by our board of directors. The ESPP provides the opportunity for eligible coworkers to acquire shares of our common stock at a discount. The number of shares of our common stock reserved for issuance under our ESPP will automatically increase on the first day of each fiscal year by the lesser of 1% of the number of shares of common stock outstanding on the immediately preceding December 31, 338,106 shares of our common stock or such lesser amount as is determined by our board of directors.

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DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

The following summarizes our 2022 non-employee director compensation policy, as amended in the first quarter of 2022.

● Annual Retainers: During the year ended December 31, 2022, none of our non-employee directors received annual retainers with respect to service on our board of directors or any of its committees.

● Equity Compensation:

–

Upon appointment to our board of directors, each non-employee director is entitled to receive an initial stock option grant valued at $187,500 as of the grant date, with 40% vesting on the two-year anniversary of the grant date and the remainder vesting ratably on each subsequent monthly anniversary of the grant date for 36 months, subject to such director’s continuous service through each applicable vesting date.

–

Upon appointment to our board of directors, each non-employee director is also entitled to receive an initial RSU grant valued at $187,500 as of the grant date, which will vest on the one-year anniversary of the grant date subject to such director’s continuous service through such date.

–

Generally, each non-employee director continuing his or her service on our board of directors following the annual meeting of stockholders is entitled to receive an annual equity grant valued at $275,000 as of the grant date. Each non-employee director may elect to receive this annual equity grant in the form of stock options or RSUs, or in a mixture of 50% stock options and 50% RSUs, which in each case will vest immediately prior to the subsequent annual meeting of stockholders. If a non-employee director becomes a director after an annual meeting of stockholders, he or she will be granted a pro-rata annual equity grant based on the period of the non-employee director’s service on our board of directors during the year. For 2022 grants, however, the compensation committee determined that non-employee directors would be entitled to receive an annual equity grant valued at $192,500 as of the date of the 2022 annual meeting of stockholders, in the form of RSUs. The closing price of our common stock on May 24, 2022 was $1.32. Based on this price, it was determined that each non-employee director was entitled to a grant of 143,833 RSUs, but there were not sufficient shares available under the 2020 Incentive Plan as of such date to make such grants. The board of directors therefore granted 83,333 RSUs to each non-employee director on May 24, 2022, with a grant date value of $110,000, and granted the remaining 62,500 RSUs to each non-employee director on January 1, 2023, with a grant date value of $143,750, after the number of shares of our common stock reserved for issuance under the 2020 Incentive Plan automatically increased in accordance with such plan’s terms.

–

Notwithstanding the vesting schedules described above, each non-employee director who remains in continuous service until a change of control (as defined in our 2020 Incentive Plan) will become fully vested in all then-outstanding equity awards. In addition, annual equity grants will vest on a prorated basis in the event a director resigns or otherwise experiences a termination of service other than for cause.

● Expense Reimbursement: Our non-employee directors are also reimbursed for their reasonable out-of-pocket travel expenses to cover in person attendance at and participation in board and committee meetings.

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Director Deferred Compensation Plan

On December 21, 2021, our compensation committee adopted the 2021 Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), an unfunded, non-qualified deferred compensation plan that allows our non-employee directors to defer RSU awards that they receive.

Any RSU deferred will be credited as deferred units to the non-employee director’s account as of the date on which it vests. Each deferred unit is credited with dividend equivalents equal to the dividends paid, if any, on our common stock, which are deemed reinvested in additional deferred units on the dividend payment date. Deferred units will be appropriately adjusted in the event of any change in our common stock through merger, consolidation, or otherwise; a stock dividend; or a stock split, combination or other change in our common stock.

Payments will be made in shares of our common stock equal to the number of deferred units credited to the director’s account, with a cash payment for any fractional deferred unit. A director may elect to receive deferred amounts in a lump sum within 90 days after either his or her separation from service or, alternatively the later of his or her separation from service or January 1 of a calendar year elected by the director which may not be more than 15 years after the calendar year in which the director’s initial deferral election under the Director Deferred Compensation Plan was made. Within 90 days following a non-employee director’s death, a lump sum equal to the then-remaining balance in his or her account will be made to his or her beneficiary. Within 10 business days after a change in control (as defined in our 2020 Incentive Plan) and to the extent permitted by Federal tax law, each non-employee director (or former non-employee director) will receive a cash lump sum payment equal to the number of deferred units credited to his or her account on the date of the change in control, multiplied by the fair market value of one share of our common stock on such date. If payment within 10 business days following a change in control is not permitted by Federal tax laws, then payment will be made at the time and in the form that payment would have been made if a change in control had not occurred.

2022 Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2022 regarding the compensation awarded to, earned by or paid to our non-employee directors. The only compensation received by our non-employee directors was in the form of RSU awards in respect of annual equity grants for 2022 service. Each of Ms. Franchi, Drs. Kayyem, Strobeck and Watts, and Messrs. Massarany, Patience and Schuler received a grant of 83,333 RSUs. Mr. Hutton, our Chief Executive Officer, does not receive any separate compensation for his service on our board of directors.

	Stock Awards	Total
Name	($)(1)	($)
Jean Franchi(2)	$110,000	$110,000
Jon Faiz Kayyem, Ph.D(2)	$110,000	$110,000
Hany Massarany(2)	$110,000	$110,000
John Patience(2)	$110,000	$110,000
Jack Schuler(2)	$110,000	$110,000
Matthew Strobeck, Ph.D(2)	$110,000	$110,000
Charles M. Watts, M.D(2)	$110,000	$110,000

(1)

The amounts reported represent the aggregate grant date fair market value of the RSUs, calculated in accordance with FASB ASC Topic 718 based on the assumption that the value of each RSU granted on May 24, 2022 was equal to $1.32, with such amount being the closing price of our common stock on that date. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 12 of our audited financial statements included in the 2022 Form 10-K Report “Item 8. Financial Statements and Supplementary Data” for the year ended December 31, 2022. Pursuant to the Director Deferred Compensation Plan, non-employee directors may choose to defer receipt of the shares to be issued in connection with settlement of the annual RSU award. Ms. Franchi, Messrs. Patience and Schuler and Dr. Strobeck each chose to defer receipt of 83,333 shares upon their vesting.

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(2)

As of December 31, 2022, Ms. Franchi held options to purchase 29,363 shares of our common stock and RSUs in respect of 109,701 shares of our common stock; Dr. Kayyem held options to purchase 77,406 shares of our common stock and RSUs in respect of 83,333 shares of our common stock; Mr. Massarany held options to purchase 60,946 shares of our common stock and RSUs in respect of 109,701 shares of our common stock; Mr. Patience held options to purchase 46,102 shares of our common stock and RSUs in respect of 83,333 shares of our common stock; Mr. Schuler held options to purchase 46,102 shares of our common stock and RSUs in respect of 83,333 shares of our common stock; Dr. Strobeck held options to purchase 11,717 shares of our common stock and RSUs in respect of 83,333 shares of our common stock; and Dr. Watts held options to purchase 95,910 shares of our common stock and RSUs in respect of 109,701 shares of our common stock.

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EXECUTIVE COMPENSATION

The following is a discussion of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled back disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of either the compensation of our named executive officers or the frequency with which such votes must be conducted.

Overview

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2022. We refer to these individuals as our “named executive officers.” For 2022, our named executive officers were:

•	Scott Hutton, President and Chief Executive Officer;

•	Robin Harper Cowie, Chief Financial Officer, Secretary and Treasurer; and

•	Ryan Siurek, Chief Accounting Officer

Our executive compensation program is intended to align executive compensation with our performance objectives and business strategy and to enable us to attract, motivate, retain and reward executive officers who operate in a highly competitive and technologically challenging environment and whose contributions are critical to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. The compensation paid to newly hired executive officers is primarily determined based on the negotiations of the parties as well as our historical compensation practices, and we seek fairness in total compensation paid to our executive officers. As a result, we benchmark executive compensation against external and internal comparisons and look at the relationship between team member roles in the organization to determine appropriate compensation. For the year ended December 31, 2022, the material elements of our executive compensation program were base salary, annual cash bonus and equity awards in the form of RSUs and stock options.

Performance-based, at risk and variable compensation in the form of annual cash bonuses and equity-based compensation is a significant portion of the overall compensation paid to each named executive officer. Our annual cash bonuses are earned or vest only upon the achievement of certain performance metrics. In addition, the value received from RSUs and stock options (if any) depends on our stock price.

We expect that our executive compensation program will continue to evolve over the coming years, while still supporting our overall business and compensation objectives. The compensation committee of our board of directors oversees our executive compensation program. In addition, during the year ended December 31, 2022, the compensation committee utilized our independent executive compensation consultant to advise us on the elements of our executive compensation program.

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Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability to us. Please see the “Salary” column in the Summary Compensation Table for the base salary amounts received by each named executive officer during the years ended December 31, 2021 and December 31, 2022.

As of January 1, 2022, Mr. Hutton’s annual base salary was $515,000, Ms. Harper Cowie’s annual base salary was $330,000, and Mr. Siurek’s annual base salary was $300,000. Effective March 1, 2022, our compensation committee approved an increase in Ms. Harper Cowie’s annual base salary to $355,000 (from $330,000). The March 2022 increase was set based on advice from the independent compensation consultant to ensure that salary levels remain appropriate and competitive when compared with public company base salaries for companies of commensurate size and complexity.

Annual Cash Bonuses

We provide our senior leadership team with short-term incentive compensation through an annual cash bonus program. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities based on the achievement of performance goals approved by our compensation committee at the beginning of each fiscal year.

Generally, our compensation committee establishes a Company-based performance metric as a threshold vesting criterion for any payouts for a particular annual bonus period. In determining bonus payouts, if any, the performance of our named executive officers with respect to individual performance goals established at the beginning of the applicable year is only considered if that metric is met or exceeded.

For 2021, the compensation committee determined that the Company’s short-term incentive compensation would be based on the achievement of two financial objectives, the Company’s revenue determined in accordance with U.S. GAAP and non-COVID-19 gross margin percentage, as well as one innovation objective intended to incentivize the advancement of the Company’s product pipeline. Actual results were measured at year end against targeted outcomes.

For 2022, the compensation committee determined that the Company’s short-term incentive compensation would be based on the achievement of three financial objectives, (i) total revenue determined in accordance with U.S. GAAP, (ii) gross margin percentage and (iii) total operating expense (excluding certain non-cash expenses), as well as one commercial catalyst objective intended to incentivize the advancement of certain major projects and commercial objectives of the Company. Actual results were measured at year end against targeted outcomes.

Mr. Hutton’s, Ms. Harper Cowie’s and Mr. Siurek’s 2021 and 2022 bonus targets as a percentage of annual base salary were 100%, 50% and 45% respectively. Based on our 2021 and 2022 performance, our compensation committee determined, and our board of directors approved, payouts under our annual cash bonus program equal to approximately 76.7% and 65.5%, respectively, of the target bonus opportunity.

On December 31, 2020, our compensation committee adopted the Company’s 2021 Senior Management Bonus to Equity Plan, which permitted eligible executives, including each of our named executive officers, to elect to receive 25%, 50%, 75% or 100% of the annual bonus earned during 2021 or 2022 in the form of a bonus-to-options award, subject to an individual cap equal to the executive’s target annual bonus or any maximum dollar amount approved by the Company or the executive for such year. Effective as of December 14, 2022, the plan was amended to further provide that the amount of the annual bonus an eligible executive may elect to receive in the form of a bonus-to-options award may also be subject to a maximum percentage approved

2023 Proxy Statement	26

by the Company for such year. The bonus-to-options awards, if any, are fully vested on the grant date and have an exercise price equal to the fair market value of our common stock on the grant date. The program reflects our commitment to a “pay for performance” philosophy and further aligns our executive compensation program with the long-term interests of our stockholders because an executive who participates foregoes a portion of his or her annual cash bonus in exchange for an option award that will be valuable only if the stock price increases.

Pursuant to elections made in 2020 and 2021, each named executive officer also received a portion of their respective annual bonuses earned in 2021 and 2022 in the form of a bonus-to-options award instead of in cash. For annual bonuses earned in 2021 and 2022, the number of shares of the Company’s common stock subject to each bonus-to-options award granted in 2022 and 2023, respectively, was determined by multiplying the cash value of the bonus that was elected to be received in the form of an option award by four, and then dividing the product of that calculation by $13.40 (the Company’s average stock price during 2021, calculated based on the daily closing price of our publicly traded common stock) or $2.04 (the Company’s average stock price during 2022, calculated based on the daily closing price of our publicly traded common stock), respectively. Because the 2021 Senior Management Bonus to Equity Plan is a sub-plan of the 2020 Incentive Plan, any grants under the plan are subject to the overall availability of shares for grant under the 2020 Incentive Plan. As a result, the number of shares of the Company’s common stock subject to each bonus-to-options award granted in 2023 was reduced by 12.1% with such portion paid in cash. Accordingly, each of Mr. Hutton, Ms. Harper Cowie and Mr. Siurek received a payout under the 2021 and 2022 annual cash bonus program in cash and/or a bonus-to-options award, as illustrated below:

2021
Name	Incentive Cash Payout	Shares Subject to Bonus- to-Option Award
Scott Hutton	$95,911	85,875
Robin Harper Cowie	$31,002	27,758
Ryan Siurek	—	30,887

2022
Name	Incentive Cash Payout	Shares Subject to Bonus- to-Option Award
Scott Hutton	$114,869	435,668
Robin Harper Cowie	$39,140	148,448
Ryan Siurek	$30,111	114,204

Equity Awards

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options and this practice continued in 2021. Named executive officers were granted RSUs in 2022, which the compensation committee believes will continue to align the interests of the executive officers with our stockholders.

In the year ended December 31, 2022, the compensation committee awarded Mr. Hutton, Ms. Harper Cowie and Mr. Siurek 195,392 RSUs, 50,508 RSUs and 21,341 RSUs, respectively, which vest ratably on a quarterly basis for four years from the vesting commencement date, subject to continued service through the applicable vesting date. In addition, the compensation committee awarded Mr. Hutton, Ms. Harper Cowie and Mr. Siurek 195,393 RSUs, 50,508 RSUs, and 21,341 RSUs, respectively, which vest ratably on a quarterly basis for six calendar quarters from the vesting commencement date, subject to continued service through the applicable vesting date.

In the year ended December 31, 2021, the compensation committee awarded Mr. Hutton and Ms. Harper Cowie stock options (“time-vested options”) representing the right to purchase 255,688 and 61,439, shares of our common stock, respectively on a five-year vesting schedule. The 2021 time-vested options vest in a series of 60 successive, equal monthly installments, measured from the vesting commencement date, subject to continued service through the applicable vesting date.

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In addition, in connection with his appointment as Chief Accounting Officer on December 31, 2020, Mr. Siurek received stock options on January 7, 2021, representing the right to purchase 45,000 shares of our common stock, with 40% of such shares vesting on the second anniversary of the date of Mr. Siurek’s appointment, and the remaining shares vesting in equal monthly installments over the next three years, subject to continued service through the applicable vesting date.

Each of Mr. Hutton and Ms. Cowie were previously granted performance-based stock options (“performance-vested options”) that became partially vested in 2021 based on the achievement of specified performance hurdles. The performance-vested options represented the right to purchase 25,269, and 17,688 shares of our common stock, respectively, on a three-year vesting schedule subject to the achievement of applicable performance criteria. One third of these performance-vested options could have vested after each of the first (2019 tranche), second (2020 tranche) and third (2021 tranche) anniversaries of the vesting commencement date, subject to the Company’s achievement of recognized revenue of at least $31 million, $67 million and $134 million for the years ended December 31, 2019, 2020 and 2021, respectively.

The board of directors has sole discretion to determine if the performance hurdles are met and to determine the vesting date, and shall make such determinations within 90 days after the end of the applicable fiscal year. In September 2020, and in light of the impact of the COVID-19 pandemic on the Company’s operations and other considerations, the board of directors amended the performance-vested options to adjust the performance hurdles for the 2020 tranche and the 2021 tranche to $28.6 million and $51.5 million, respectively. At the time of such amendment, the Board believed that the achievement of the amended performance hurdles remained uncertain, and struck the appropriate balance of ambitious and attainable.

The board of directors retains ultimate discretion to determine whether such performance hurdles have been met. For the 2019 tranche, the board of directors determined that the performance hurdles were not met and, consistent with our pay for performance philosophy, one third of each of Mr. Hutton’s and Ms. Harper Cowie’s performance-vested option award was therefore cancelled. For each of the 2020 tranche and 2021 tranche, the board of directors determined that the performance hurdles were met and the remaining amounts of each of Mr. Hutton’s and Ms. Harper Cowie’s performance-vested option award became fully vested and exercisable.

Please see “Outstanding Equity Awards at Fiscal 2022 Year-End” below for a summary of the outstanding equity awards held by each of the named executive officers as of 2022 year-end.

One-Time Recognition Awards

During 2021, each of Mr. Hutton and Ms. Harper Cowie were granted one-time recognition awards in the form of a fully vested stock option representing the right to purchase 40,008 and 24,839 shares of our common stock, respectively. These awards were in recognition of significant contributions relating to the strategic priorities of the Company in the discretion of the Compensation Committee.

During 2022, Mr. Siurek was granted a one-time recognition award in the form of a time-vested grant of 9,485 RSUs, which vest ratably on a quarterly basis for four years from the vesting commencement date, subject to continued service through the applicable vesting date. This award was in recognition of significant contributions relating to the strategic priorities of the Company in the discretion of the Compensation Committee.

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2022 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed during the years ended December 31, 2022 and 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(5)	All Other Compensation ($)(6)	Total ($)

Scott Hutton President and Chief Executive Officer	2022	515,000	1,441,997	680,532	114,869(7)	2,134	2,754,532
	2021	490,285	—	4,068,265	95,911(8)	102	4,654,563

Robin Harper Cowie Chief Financial Officer, Secretary and Treasurer	2022	350,096	372,749	231,882	39,140(9)	1,633	995,500
	2021	317,887	—	1,178,635	31,002(10)	163	1,527,687

Ryan Siurek Chief Accounting Officer	2022	300,000	192,496	178,391	30,111(11)	2,170	703,168
	2021	294,872	—	643,394	— (12)	—	938,266

(1)	The amounts disclosed represent the dollar value of base salary earned by the named executive officer as of December 31 of each applicable fiscal year.
(2)

The amounts disclosed represent the aggregate grant date fair value of RSU awards as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 12 of our audited financial statements included in the 2022 Form 10-K Report “Item 8. Financial Statements and Supplementary Data” for the year ended December 31, 2022. These amounts do not correspond to the actual value that may be realized by the named executive officers upon vesting or exercise of the applicable awards.

(3)

The amounts disclosed represent the aggregate grant date fair value of awards including an estimate of the grant date fair value of bonus-to-options awards as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 12 of our audited financial statements included in the 2022 Form 10-K Report “Item 8. Financial Statements and Supplementary Data” for the year ended December 31, 2022. For the bonus-to-options awards, the estimated grant date fair value was used to correspond to the treatment of such expense under U.S. GAAP in the 2022 Form 10-K Report, as the service inception period precedes the grant date. These amounts do not correspond to the actual value that may be realized by the named executive officers upon vesting or exercise of the applicable awards.

(4)

Based on our 2022 performance measured against the Company’s achievement of three financial objectives, (i) total revenue determined in accordance with U.S. GAAP, (ii) gross margin percentage and (iii) total operating expense (excluding certain non-cash expenses), as well as one commercial catalyst objective intended to incentivize the advancement of certain major projects and commercial objectives of the Company, our compensation committee determined, and our board of directors approved, payouts under the 2022 annual cash bonus program at a 65.5% achievement level. The Non-Equity Incentive Plan Compensation listed for each named executive officer represents the annual cash bonus award for the 2022 fiscal year after taking into consideration the election of each individual to participate in the bonus-to-options program.

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(5)

Based on our 2021 performance measured against the Company’s achievement of two financial objectives, revenue and non-COVID-19 gross margin percentage as well as one innovation objective, our compensation committee determined, and our board of directors approved, payouts under the 2021 annual cash bonus program at a 76.7% achievement level. The Non-Equity Incentive Plan Compensation listed for each named executive officer represents the annual cash bonus award for the 2021 fiscal year after taking into consideration the election of each individual to participate in the bonus-to-options program.

(6)

The amounts disclosed primarily represent an electronics allowance stipend and the tax gross-up on awards through the Company’s Wishlist Rewards Program, a peer-to-peer recognition program, received by each named executive officer as of December 31 of each applicable fiscal year for specific contributions and demonstrating the Company’s core values.

(7)

At a 65.5% achievement level, Mr. Hutton was entitled to a payout under the 2022 annual cash bonus program of $337,202. However, Mr. Hutton elected to receive a portion of his 2022 annual cash bonus in the form of an option award under the bonus-to-options program. Because the 2021 Senior Management Bonus to Equity Plan is a sub-plan of the 2020 Incentive Plan, any grants under the plan are subject to the overall availability of shares for grant under the 2020 Incentive Plan. As a result, the number of shares of the Company’s common stock subject to each bonus-to-options award granted in 2023 was reduced by 12.1% with such portion paid in cash. In accordance with Mr. Hutton’s election and the terms of the bonus-to-options program, Mr. Hutton received a cash payment of $114,869 in respect of his 2022 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 435,668 shares of our common stock, the value of which is reflected in the “Option Awards” column.

(8)

At a 76.7% achievement level, Mr. Hutton was entitled to a payout under the 2021 annual cash bonus program of $383,643. However, Mr. Hutton elected to receive a portion of his 2021 annual cash bonus in the form of an option award under the bonus-to-options program. In accordance with Mr. Hutton’s election and the terms of the bonus-to-options program, Mr. Hutton received a cash payment of $95,911 in respect of his 2021 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 85,875 shares of our common stock, the value of which is reflected in the “Option Awards” column.

(9)

At a 65.5% achievement level, Ms. Harper Cowie was entitled to a payout under the 2022 annual cash bonus program of $114,897. However, Ms. Harper Cowie elected to receive a portion of her 2022 annual cash bonus in the form of an option award under the bonus-to-options program. Because the 2021 Senior Management Bonus to Equity Plan is a sub-plan of the 2020 Incentive Plan, any grants under the plan are subject to the overall availability of shares for grant under the 2020 Incentive Plan. As a result, the number of shares of the Company’s common stock subject to each bonus-to-options award granted in 2023 was reduced by 12.1% with such portion paid in cash. In accordance with Ms. Harper Cowie’s election and the terms of the bonus-to-options program, Ms. Harper Cowie received a cash payment of $39,140 in respect of her 2022 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 148,448 shares of our common stock, the value of which is reflected in the “Option Awards” column.

(10)

At a 76.7% achievement level, Ms. Harper Cowie was entitled to a payout under the 2021 annual cash bonus program of $124,010. However, Ms. Harper Cowie elected to receive a portion of her 2021 annual cash bonus in the form of an option award under the bonus-to-options program. In accordance with Ms. Harper Cowie’s election and the terms of the bonus-to-options program, Ms. Harper Cowie received a cash payment of $31,002 in respect of her 2021 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 27,758 shares of our common stock, the value of which is reflected in the “Option Awards” column.

(11)

At a 65.5% achievement level, Mr. Siurek was entitled to a payout under the 2022 annual cash bonus program of $88,393. However, Mr. Siurek elected to receive a portion of his 2022 annual cash bonus in the form of an option award under the bonus-to-options program. Because the 2021 Senior Management Bonus to Equity Plan is a sub-plan of the 2020 Incentive Plan, any grants under the plan are subject to the overall availability of shares for grant under the 2020 Incentive Plan. As a result, the number of shares of the Company’s common stock subject to each bonus-to-options award granted in 2023 was reduced by

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12.1% with such portion paid in cash. In accordance with Mr. Siurek’s election and the terms of the bonus-to-options program, Mr. Siurek received a cash payment of $30,111 in respect of his 2022 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 114,204 shares of our common stock, the value of which is reflected in the “Option Awards” column.
(12)

At a 76.7% achievement level, Mr. Siurek was entitled to a payout under the 2021 annual cash bonus program of $103,490. However, Mr. Siurek elected to receive 100% of his 2021 annual cash bonus in the form of an option award under the bonus-to-options program. In accordance with Mr. Siurek’s election and the terms of the bonus-to-options program, Mr. Siurek did not receive any cash payment in respect of his 2021 annual cash bonus, as reflected in this column, and in place of the total amount, received an option award representing the right to purchase 30,887 shares of our common stock, the value of which is reflected in the “Option Awards” column.

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Outstanding Equity Awards at Fiscal 2022 Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2022. As of the year ended December 31, 2022, none of the named executive officers held any outstanding stock awards other than options and RSUs.

				Option Awards			Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)

Scott Hutton	4/4/2018	80,022	4,209(3)	–	0.42	4/3/2028	–	–
	3/22/2019	32,991	9,124(2)	–	0.77	12/31/2028	–	–
	3/22/2019	16,846(4)	–	–	0.77	12/31/2028	–	–
	4/15/2020	88,445	63,172(1)	–	0.77	4/14/2030	–	–
	2/23/2021	40,008(5)	–	–	20.67	2/22/2031	–	–
	2/23/2021	93,752	161,936(1)	–	20.67	2/22/2031	–	–
	2/23/2021	75,195(5)	–	–	20.67	2/22/2031	–	–
	2/8/2022	–	–	–	–	–	158,756(6)	365,139
	2/8/2022	–	–	–	–	–	97,696(7)	224,701
	3/10/2022	85,875(5)	–	–	2.29	3/9/2032	–	–
Robin Harper Cowie	2/4/2014	10,107	–	–	4.40	2/3/2024	–	–
	4/8/2015	6,738	–	–	4.40	4/7/2025	–	–
	4/7/2016	35,377	–	–	0.84	4/6/2026	–	–
	4/4/2018	3,859	350(1)	–	0.42	4/3/2028	–	–
	3/22/2019	27,717	7,660(2)	–	0.77	12/31/2028	–	–
	3/22/2019	11,792(4)	–	–	0.77	12/31/2028	–	–
	4/15/2020	17,698	12,625(1)	–	0.77	4/14/2030	–	–
	2/23/2021	24,839(5)	–	–	20.67	2/22/2031	–	–
	2/23/2021	22,528	38,911(1)	–	20.67	2/22/2031	–	–
	2/23/2021	46,685(5)	–	–	20.67	2/22/2031	–	–
	2/8/2022	–	–	–	–	–	41,038(6)	94,387
	2/8/2022	–	–	–	–	–	25,254(7)	58,084
	3/10/2022	27,758(5)	–	–	2.29	3/9/2032	–	–
Ryan Siurek	1/7/2021	18,000	27,000(3)	–	19.16	1/6/2031	–	–
	2/8/2022	–	–	–	–	–	17,340(6)	39,882
	2/8/2022	–	–	–	–	–	10,670(7)	24,541
	2/8/2022	–	–	–	–	–	7,707(6)	17,726
	3/10/2022	30,887(5)	–	–	2.29	3/9/2032	–	–

(1)	These stock options vest in a series of 60 successive, equal monthly installments measured from the vesting commencement date.
(2)

Two fifths of these time-vested options vest on the second anniversary of the vesting commencement date, with the remaining balance vesting in a series of 36 successive equal monthly installments measured from the second anniversary of the vesting commencement date, subject to the award recipient’s continued employment through the applicable vesting date. In September 2020, the board of directors amended these time-vested options such that 21/60 of the time-vested options vest on the date that is 21 months after the vesting commencement date, with the remaining balance vesting in a series of 39 successive equal monthly installments measured from such date, subject to the award recipient’s continued employment through the applicable vesting date.

(3)

Two fifths of these time-vested options vest on the second anniversary of the vesting commencement date, with the remaining balance vesting in a series of 36 successive equal monthly installments measured from the second anniversary of the vesting commencement date, subject to the award recipient’s continued employment through the applicable vesting date.

2023 Proxy Statement	32

(4)

In the year ended December 31, 2019, the board of directors awarded Mr. Hutton and Ms. Harper Cowie performance-vested options representing the right to purchase 25,269 and 17,688 shares of our common stock, respectively. One third of these performance-vested options were eligible to vest after each of the first, second and third anniversaries of the vesting commencement date, subject to the Company’s achievement of recognized revenue of at least $31 million, $67 million and $134 million for the years ended December 31, 2019, 2020 and 2021, respectively. The board of directors has sole discretion to determine if the performance hurdles are met and to determine the vesting date, and shall make such determinations within 90 days after the end of the applicable fiscal year. For the 2019 tranche, the board of directors determined that the performance hurdle was not met. As a result, one third of each of Mr. Hutton’s and Ms. Harper Cowie’s awards were cancelled, and two thirds of each of Mr. Hutton’s and Ms. Harper Cowie’s awards remained outstanding. In addition, in September 2020 and in light of the impact of the COVID-19 pandemic on the Company’s operations and other considerations, the board of directors amended the performance-vested options to adjust the performance hurdles for the 2020 tranche and the 2021 tranche to $28.6 million and $51.5 million, respectively. For each of the 2020 tranche and the 2021 tranche, the board of directors determined that the applicable performance hurdles were met and one third of each of Mr. Hutton’s and Ms. Harper Cowie’s performance-vested option award became fully vested and exercisable on January 1, 2021 and January 1, 2022, respectively.

(5)	100% vested at Date of Grant.
(6)

These time-vested RSUs vest in a series of 16 successive equal quarterly installments measured from the vesting commencement date, subject to the award recipient’s continued employment through the applicable vesting date.

(7)

These time-vested RSUs vest in a series of six successive equal quarterly installments measured from the vesting commencement date, subject to the award recipient’s continued employment through the applicable vesting date.

(8)	The dollar amount is calculated based on $2.30 per share, the closing price of our common stock on December 30, 2022.

Additional Matters

Hutton Offer Letter

Mr. Hutton and the Company entered into an offer letter agreement, dated as of February 23, 2020 (the “2020 Hutton Offer Letter”). Under the terms of the 2020 Hutton Offer Letter, effective January 1, 2020, Mr. Hutton’s base salary was raised to $350,000 annually. Effective November 2020, Mr. Hutton’s base salary was further adjusted to $425,000 annually, and he became eligible to receive a bonus of up to 100% of his base salary.

In addition, Mr. Hutton is entitled to certain severance benefits in the event that his employment with the Company is terminated by the Company without Cause, as defined in the 2020 Hutton Offer Letter, including but not limited to a termination by the Company following a change in control. The severance benefits consist of (i) base salary continuation for a period of 12 months following the effective date of a general release of claims, less standard deductions and withholdings, (ii) payout of target bonus previously established by the compensation committee and (iii) if Mr. Hutton timely elects healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a period starting on Mr. Hutton’s termination date and ending 12 months thereafter, subject to earlier termination if Mr. Hutton becomes eligible for health coverage from a subsequent employer, or if Mr. Hutton ceases to be eligible for COBRA continuation for any reason including plan termination. Any change in control which results in a change of position for Mr. Hutton also results in accelerated vesting of 100% of all unvested and then outstanding options held by Mr. Hutton. In order to receive the severance benefits, Mr. Hutton is required to execute and allow to become effective a release of all claims in favor of the Company, which becomes irrevocable, and to be in continued compliance with any cooperation, non-disparagement or confidentiality provisions contained therein and with obligations under the Company’s Confidentiality and Inventions Assignment Agreement, including non-solicit provisions thereof.

2023 Proxy Statement	33

Pursuant to the 2020 Hutton Offer Letter, in the event Mr. Hutton resigned, or if his employment was terminated by the Company for Cause or due to death or disability, Mr. Hutton would be entitled to any salary earned but unpaid prior to such termination, any reimbursable business expenses that were incurred but not reimbursed as of Mr. Hutton’s last day of employment, and, if applicable, all accrued but unused vacation. Any unvested stock options or other equity awards would cease to vest on Mr. Hutton’s last day of employment.

Effective March 1, 2021, our board of directors approved an increase in Mr. Hutton’s base salary to $515,000 to reward him at a level that is commensurate with public company peers and to provide incentives that properly reflect his current duties and responsibilities.

Harper Cowie Offer Letter

Ms. Harper Cowie and the Company entered into an offer letter agreement, dated as of February 23, 2020 (the “2020 Harper Cowie Offer Letter”). Under the terms of the 2020 Harper Cowie Offer Letter, Ms. Harper Cowie is entitled to a base salary of $290,000 annually effective November 2020, and she is eligible to receive a bonus of up to 50% of her base salary after approval from the compensation committee and board of directors that relevant objectives have been achieved. In addition, Ms. Harper Cowie is entitled to certain severance benefits in the event that her employment with the Company is terminated without Cause by the Company, as defined in the 2020 Harper Cowie Offer Letter, including but not limited to a termination by the Company following a change in control. The severance benefits consist of (i) base salary continuation for a period of six months following the effective date of a general release of claims, less standard deductions and withholdings, and (ii) if Ms. Harper Cowie timely elects healthcare continuation coverage under COBRA, Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a period starting on Ms. Harper Cowie’s termination date and ending 12 months thereafter, subject to earlier termination if Ms. Harper Cowie becomes eligible for health coverage from a subsequent employer, or if Ms. Harper Cowie ceases to be eligible for COBRA continuation for any reason including plan termination. Any change in control which results in a change of position for Ms. Harper Cowie also results in accelerated vesting of 100% of all unvested and then outstanding options held by Ms. Harper Cowie. In order to receive the severance benefits, Ms. Harper Cowie is required to execute a release of all claims in favor of the Company which becomes irrevocable, and to be in continued compliance with cooperation, non-disparagement or confidentiality provisions contained therein and with obligations under the Company’s Confidentiality and Inventions Assignment Agreement, including non-solicit provisions thereof.

Pursuant to the 2020 Harper Cowie Offer Letter, in the event Ms. Harper Cowie resigns, or if her employment is terminated by the Company for Cause or due to death or disability, Ms. Harper Cowie would be entitled to any salary earned but unpaid prior to such termination, any reimbursable business expenses that were incurred but not reimbursed as of Ms. Harper Cowie’s last day of employment, and, if applicable, all accrued but unused vacation. Any unvested stock options or other equity awards shall cease to vest and be forfeited on Ms. Harper Cowie’s last day of employment.

Effective March 1, 2021 and 2022, our board of directors approved increases in Ms. Harper Cowie’s base salary to $330,000 and $355,000, respectively, to reward her at a level that is commensurate with public company peers and to provide incentives that properly reflect her current duties and responsibilities.

401(k) Plan

The Company participates in a multiple employer tax-qualified 401(k) savings plan which allows participants to defer eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The Company does not currently make any discretionary or employer matching contributions under the plan.

2023 Proxy Statement	34

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 3, 2023:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 3, 2023 and RSUs representing the right to receive shares of common stock that were deferred under the Director Deferred Compensation Plan or that vest within 60 days of March 3, 2023, to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of common stock on 77,974,979 shares of common stock outstanding as of March 3, 2023. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Biodesix, Inc., 2970 Wilderness Place, Suite 100, Boulder, Colorado 80301.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	%
Principal Stockholders:
Jack Schuler and entities affiliated with Jack Schuler(1)	20,586,002	26.3%
Lawrence T. Kennedy, Jr. and entities affiliated with Lawrence T. Kennedy, Jr.(2)	14,854,812	19.0%
John Patience and entities affiliated with John Patience(3)	7,216,508	9.2%
AIGH Capital Management LLC(4)	5,568,901	7.1%
Matthew Strobeck and entities affiliated with Matthew Strobeck (5)	5,223,324	6.7%

Directors and Executive Officers:
Jack Schuler(6)	20,586,002	26.3%
Lawrence T. Kennedy, Jr.(7)	14,854,812	19.0%
John Patience(8)	7,216,508	9.2%
Matthew Strobeck, Ph.D.(9)	5,223,324	6.7%
Scott Hutton(10)	1,195,928	1.5%
Robin Harper Cowie(11)	502,740	*
Jon Faiz Kayyem, Ph.D.(12)	383,281	*
Hany Massarany(13)	366,360	*
Charles Watts, M.D.(14)	317,731	*
Jean Franchi(15)	218,816	*
Ryan Siurek(16)	202,895	*
All directors and named executive officers as a group (13 persons)	51,459,362	63.8%

*	Represents beneficial ownership of less than 1%.

2023 Proxy Statement	35

(1)

Consists of (a) 46,102 shares of common stock issuable upon the exercise of options held by Jack Schuler that are vested and exercisable within 60 days of March 3, 2023, (b) RSUs held by Mr. Schuler representing the right to receive 150,711 shares of common stock that will vest within 60 days of March 3, 2023 and be deferred under the Director Deferred Compensation Plan until separation from service to the Company, and (c) 20,389,189 shares of common stock held by Jack W. Schuler Living Trust

(2)

Consists of (a) 9,148,889 shares of common stock held by Lawrence T. Kennedy, Jr. Revocable Trust UAD 6/19/01 and as amended from time to time, (b) 4,355,914 shares of common stock held by Lawrence T. Kennedy, Jr. Perpetuity Trust UAD 6/30/16, (c) 166,666 shares of common stock held by KFDI-B LLC, (d) 1,155,935 shares of common stock held by Lair BDSX GRAT 2022-03-02, and (e) RSUs held by Mr. Kennedy representing the right to receive 27,408 shares of common stock that will vest within 60 days of March 3, 2023 and be deferred under the Director Deferred Compensation Plan.

(3)

Consists of (a) 337,926 shares of common stock held directly by John Patience, (b) 46,102 shares of common stock issuable upon the exercise of options held by Mr. Patience that are vested and exercisable within 60 days of March 3, 2023, (c) RSUs held by Mr. Patience representing the right to receive 150,711 shares of common stock that will vest within 60 days of March 3, 2023 and be deferred under the Director Deferred Compensation Plan until separation from service to the Company, (d) 2,078,298 shares of common stock held by Patience Enterprises LP, (e) 4,550,483 shares of common stock held by John Patience Living Trust, dated July 23, 1993, and (f) 52,988 shares of common stock held by Diane Patience.

(4)

Based on information reported in a Schedule 13G filed with the SEC on March 21, 2023, jointly by Orin Hirschman, AIGH Capital Management, LLC (“AIGH CM”) and AIGH Investment Partners, L.L.C. (“AIGH LLC”), reporting sole voting power and sole dispositive power over 5,568,901 shares of common stock as of November 21, 2022. This amount consists of shares of common stock indirectly beneficially owned by AIGH CM, as an Advisor or Sub-Advisor to AIGH Investment Partners, L.P., WVP Emerging Manger Onshore Fund, LLC – AIGH Series and WVP Emerging Manger Onshore Fund, LLC – Optimized Equity Series, and directly held by AIGH LLC. Mr. Hirschman serves as Managing Member to AIGH CM and president of AIGH LLC and, in such capacities, may be deemed to indirectly beneficially own the shares of common stock held indirectly through AIGH CM, directly by AIGH LLC and directly by Mr. Hirschman and his family. The address of each of AIGH CM, AIGH LLC and Mr. Orin Hirschman is 6006 Berkley Avenue, Baltimore, MD 21209.

(5)

Consists of (a) 11,717 shares of common stock issuable upon the exercise of options held by Dr. Matthew Strobeck that are vested and exercisable within 60 days of March 3, 2023, (b) RSUs held by Dr. Strobeck representing the right to receive 151,930 shares of common stock that will vest within 60 days of March 3, 2023 and be deferred under the Director Deferred Compensation Plan until separation from service to the Company, (c) 2,415,151 shares of common stock held by Dr. Strobeck, (d) 2,135,076 shares of common stock held by Birchview Fund LLC, (e) 19,933 shares of common stock held by Birchview Capital Separately Managed Account, (f) 40,665 shares of common stock held by Clajer Capital LLC and (g) 112,213 shares of common stock held in each of four UTMA accounts (for an aggregate amount of 448,852 shares).

(6)	Consists of 20,586,002 shares beneficially owned by Jack Schuler and entities affiliated with Mr. Schuler, as set forth in footnote (1).
(7)	Consists of 14,854,812 shares beneficially owned by Lawrence T. Kennedy, Jr. and entities affiliated with Mr. Kennedy, as set forth in footnote (2).
(8)	Consists of 7,216,508 shares beneficially owned by John Patience and entities affiliated with Mr. Patience, as set forth in footnote (3).
(9)	Consists of 5,223,324 shares beneficially owned by Dr. Matthew Strobeck and entities affiliated with Dr. Strobeck, as set forth in footnote (4).
(10)

Consists of (a) 986,202 shares of common stock issuable upon the exercise of options held by Scott Hutton that are vested and exercisable within 60 days of March 3, 2023, and (b) 209,726 shares of common stock held by Mr. Hutton.

(11)

Consists of (a) 393,465 shares of common stock issuable upon the exercise of options held by Robin Harper Cowie that are vested and exercisable within 60 days of March 3, 2023, and (b) 109,275 shares of common stock held by Ms. Harper Cowie.

2023 Proxy Statement	36

(12)

Consists of (a) 27,038 shares of common stock issuable upon the exercise of options held by Dr. Jon Faiz Kayyem that are vested and exercisable within 60 days of March 3, 2023, (b) RSUs held by Dr. Kayyem representing the right to receive 150,711 shares of common stock that will vest within 60 days of March 3, 2023, of which 4,878 shares of common stock will be deferred under the Director Deferred Compensation Plan until separation from service to the Company, (c) 173,913 shares of common stock held by The Jon Faiz Kayyem Revocable Trust, for which Dr. Kayyem and his spouse serve as co-trustees, and (d) 31,619 shares of common stock held by Dr. Kayyem. Dr. Kayyem disclaims beneficial ownership of the shares held by The Jon Faiz Kayyem Revocable Trust.

(13)

Consists of (a) 60,946 shares of common stock issuable upon the exercise of options held by Hany Massarany that are vested and exercisable within 60 days of March 3, 2023, (b) RSUs held by Mr. Massarany representing the right to receive 152,540 shares of common stock that will vest within 60 days of March 3, 2023, of which 6,707 shares of common stock will be deferred under the Director Deferred Compensation Plan until separation from service to the Company, (c) RSUs held by Mr. Massarany representing the right to receive 14,940 shares of common stock which are vested and will generally settle in shares of common stock on the earlier of July 1, 2025 and separation from service to the Company, and (d) 137,934 shares of common stock held by Mr. Massarany.

(14)

Consists of (a) 95,910 shares of common stock issuable upon the exercise of options held by Dr. Charles Watts that are vested and exercisable within 60 days of March 3, 2023, (b) RSUs held by Dr. Watts representing the right to receive 150,711 shares of common stock that will vest within 60 days of March 3, 2023, (c) RSUs held by Dr. Watts representing the right to receive 19,777 shares of common stock which are vested and will generally settle in shares of common stock on the earlier of July 16, 2024 and separation from service to the Company, and (d) 51,333 shares of common stock held by Dr. Watts.

(15)

Consists of (a) 29,363 shares of common stock issuable upon the exercise of options held by Jean Franchi that are vested and exercisable within 60 days of March 3, 2023, (b) RSUs held by Ms. Franchi representing the right to receive 153,150 shares of common stock that will vest within 60 days of March 3, 2023 and be deferred under the Director Deferred Compensation Plan until separation from service to the Company, (c) RSUs held by Ms. Franchi representing the right to receive 16,259 shares of common stock which are vested and will generally settle in shares of common stock on the earlier of April 1, 2025 and separation from service to the Company, and (d) 20,044 shares of common stock held by Ms. Franchi.

(16)

Consists of (a) 166,091 shares of common stock issuable upon the exercise of options held by Ryan Siurek that are vested and exercisable within 60 days of March 3, 2023, and (b) 36,804 shares of common stock held by Mr. Siurek.

Delinquent Section 16(a) Reports

Based solely on a review of the Section 16(a) reports filed electronically with the SEC, and written representations from our directors and executive officers that no other reports were required, all reports filed by or on behalf of our directors and executive officers and any persons holding more than ten percent of our common stock were filed on a timely basis under Section 16(a), other than an inadvertent late reporting of two transactions on one Form 4 for Lawrence T. Kennedy, Jr., one of our directors.

2023 Proxy Statement	37

AUDIT MATTERS

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023. Although stockholder ratification of the appointment of KPMG LLP is not required by our bylaws, other governing documents or the law, our board of directors considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by our stockholders as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our audit committee will review its future selection of KPMG LLP as its independent registered public accounting firm. Even if the appointment is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Our board of directors considers the appointment of KPMG LLP as our independent registered public accounting firm for 2023 to be in the best interests of the Company and our stockholders. We expect representatives of KPMG LLP to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 2016.

Principal Accountant Fees and Services

The following is a summary of the fees and services provided by KPMG LLP to us for the years ended December 31, 2022 and 2021.

	Year Ended December 31,
	2022	2021
Audit Fees(1)	$408,415	$408,618
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees	$-	$-

Total	$408,415	$408,618

(1)	Audit Fees consist of professional services rendered by KPMG LLP for the audits of our annual financial statements and reviews of quarterly financial statements.

Pre-Approval Policies and Procedures

Our audit committee is responsible for appointing, setting compensation for, and overseeing the work of our independent registered public accounting firm. Our audit committee’s charter establishes a policy that all audit and permitted non-audit and tax services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee. Our audit committee has pre-approved all such audit and permissible non-audit and tax services in accordance with this policy for the years ended December 31, 2022 and 2021. As part of this review, our audit committee considers whether the provision of any such non-audit or tax services by KPMG LLP is compatible with maintaining the independence of our independent registered public accounting firm.

2023 Proxy Statement	38

Our audit committee may delegate authority to pre-approve services to one or more of its members, provided any decisions made by such member to grant pre-approvals must be presented to the full audit committee at its next scheduled meeting.

Vote Required:	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions have the same impact as votes “Against” the proposal. Brokers have discretion to vote on this proposal.

Board Recommendation:	OUR BOARD OF DIRECTORS AND THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS EACH UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

Report of the Audit Committee

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•	reviewed and discussed our financial statements as of and for the year ended December 31, 2022 with management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of KPMG LLP with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in the 2022 Form 10-K Report for filing with the SEC. The audit committee also appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Submitted by the audit committee of our board of directors:

Jean Franchi, Chair

Lawrence T. Kennedy, Jr.

Hany Massarany

Matthew Strobeck, Ph.D.

2023 Proxy Statement	39

COMPENSATORY MATTERS

Proposal Three: Approval of the Stock Option Exchange Program

General

We have decided to seek stockholder approval of a proposed one-time option exchange for current employees of the Company that would allow these employees to exchange certain stock options that are substantially “out-of-the-money” (meaning the outstanding stock options that have an exercise price that is substantially greater than the current market price of our stock) (also known as “underwater” stock options) for new stock options (Option Exchange) that will be exercisable for fewer shares of our common stock and will have an exercise price equal to the fair market value of our common stock on the new grant date, as well as new vesting requirements and a new expiration date.

On March 1, 2023, our board of directors authorized the Option Exchange for eligible stock options, which generally includes any stock option held by an eligible employee that has an exercise price greater than $10.00 per share pursuant to our 2020 Incentive Plan. Non-employee members of our board of directors are not eligible to participate in the Option Exchange.

As of March 1, 2023, we had outstanding stock options held by eligible employees to purchase 3,376,227 shares of our common stock with a weighted average exercise price of $6.56 per share. Of these stock options, there were 856,713 shares with an exercise price greater than $10.00 per share, with a weighted average exercise price of $20.37 per share, that would be considered eligible for purposes of the Option Exchange.

The Option Exchange, if approved by stockholders, is anticipated to commence as soon as practical after June 23, 2023. The Company’s stock price on June 23, 2022 was $1.39 per share and the 52-week high through March 24, 2023 was $2.89 per share, which is approximately 86% and 71%, respectively, below the $10.00 per share threshold exercise price of the eligible stock options. In addition, the $10.00 per share threshold exercise price of the eligible stock options is approximately 400% above the closing price of $2.00 per share of our common stock on The Nasdaq Global Select Market on March 1, 2023, the date on which our board of directors authorized the Option Exchange. Stock options eligible for surrender will have been granted at least one year prior to the commencement of the Option Exchange. Further, 100% of the stock options eligible for surrender were granted prior to December 31, 2021.

Stockholder-Friendly Design

In discussing strategies to address our out-of-the-money stock options, we focused on creating a strategy that is compatible with the interests of our stockholders and the Company. The board of directors believes that an Option Exchange was preferrable to other alternatives considered as it would address the “overhang” of eligible stock options as well as provide a value-neutral exchange that strikes an appropriate balance of employee and stockholder interests. The board of directors believes that the benefits of the proposed Option Exchange is a more cost-effective and stockholder-friendly retention and incentive tool than simply paying additional cash compensation in order to effectively retain and motivate our employees. In particular, the proposed Option Exchange will:

•	Provide a better incentive and motivation to employees than their existing underwater options;

•	Reduce the overhang (meaning potential shares committed but unissued) by 615,109 awards to the 2020 Incentive Plan pool by granting fewer new options at a lower exercise price;

•

Provide a “value for value” exchange, meaning that the accounting fair value of the replacement options granted will be approximately equal to the fair value of the options that are surrendered, such that the exchange does not result in a windfall to the participants;

•	Add retention value by extending the vesting requirements of newly issued awards;

•	Maintain existing non-cash compensation expense given that the fair value of awards surrendered will approximate the value of new awards issued; and

2023 Proxy Statement	40

•	Enable the Company to devote more of our cash resources toward the growth of core lung diagnostic and biopharma services business as compared to additional cash compensation.

We believe that these design features, among others, mean that the proposed Option Exchange is aligned with the interests of our stockholders and Company.

Background and Rationale for Option Exchange

Since our initial public offering (IPO) in October 2020, our stock closed as high as $31.21 (January 20, 2021) and subsequent declines in our stock price steadily eroded the retentive and incentive value of stock options granted. We have been thoughtfully considering the idea of an Option Exchange since 2022. In early 2022, we began internal discussions to consider various ways to better incentivize and retain employees to continue our growth-oriented goals and objectives. We evaluated several alternatives to the Option Exchange for remaining competitive within our industry and with our employees, including granting additional stock options or RSUs, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. Granting additional stock options or RSUs would cause dilution to our current stockholders and increasing cash compensation would reduce the cash resources we can devote towards our ongoing operating needs and strategic plans for organic growth. We also carefully considered who would be eligible to participate in the Option Exchange. Non-employee members of our board of directors are not eligible to participate in the Option Exchange. In order to reduce the overhang and provide retention and motivation to all employees, though, we have decided that executive officers should be eligible to participate in the Option Exchange, as they currently hold approximately 70% of outstanding equity awards. As such, if we were to exclude them from participating, we may not fully achieve the objectives of the program with respect to retention and dilution. The Company has engaged a compensation consulting firm, Pearl Meyer, to review and evaluate the equity compensation alternatives available to Biodesix. In addition, because our stock price has been under pressure, our remaining share pool availability has been substantially reduced from prior years, which reduces our ability to remain competitive in the recruitment and retention of key talent using the equity component of our compensation programs. Accordingly, we determined that the Option Exchange was the most attractive alternative for stockholders for the reasons set forth below.

Performance Incentives

We face significant competition for experience and talented personnel in our industry, and stock options are an important part of the incentive compensation offered to our employees. The price of our common stock has decreased significantly since March 1, 2021. While we have made significant progress in our core lung diagnostic business, including continued sales growth and payor reimbursement for clinical diagnostics testing, the price of our common stock remains relatively low. On March 1, 2023, the closing price of our common stock on The Nasdaq Global Select Market was $2.00 per share, resulting in approximately 39% of our outstanding stock options held by eligible employees being underwater, which means that the stock option exercise price or exceeded the market price of our common stock on such date. Our compensatory stock options cannot be sold. They can either be voluntarily exercised or they will expire unexercised. Underwater stock options are viewed by us as less effective performance incentives because they provide less or no perceived value to employee option holders. Because many of our options are significantly underwater, we believe the likelihood that there will be a positive spread between their exercise prices and the near-term price of our common stock is too low to provide meaningful incentive to employee option holders.

Employee Retention

The Option Exchange would restore equity value, increase retention and motivation, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. Underwater stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees and by better aligning the interests of these employees with the interests of our stockholders. As of March 1, 2023, approximately 39% of our outstanding stock options held

2023 Proxy Statement	41

by eligible employees were underwater, and for a large number of our employees, significantly so. As a result, we may face a considerable challenge in retaining our employees, and there is a possibility that our competitors may be able to offer equity incentives that are more attractive and that, in some cases, could make the terms of employment at a new employer more attractive than what we are able to offer to our existing employees. The Option Exchange is designed to address these concerns as well as improve morale among our employees.

As discussed in more detail below, none of the new stock options issued under the Option Exchange will be vested on the date of grant. Stock options issued in the Option Exchange that were vested prior to the Option Exchange will vest on the first day of the first month following the first anniversary of the month in which the Option Exchange is completed, subject to the applicable employee’s continued services through the vesting date. Eligible stock options that were unvested prior to the Option Exchange may be exchanged for new stock options with an extended vesting schedule. Under the extended vesting schedule , vesting will commence on the first day of the first month following the first anniversary of the month in which the Option Exchange is completed, and will occur in a series of equal monthly installments over the number of months that were remaining in the surrendered option’s vesting schedule immediately prior to the Option Exchange, subject to the applicable employee’s continued services through each vesting date. Our board of directors believes that implementing a new, extended vesting schedule is appropriate because it further encourages the retention of employees over the vesting period.

Impact on Compensation Expense

The value of the stock options eligible for exchange was based on the then fair market value of our common stock on the applicable grant date. Under the applicable accounting rules, a total of approximately $11.3 million in non-cash compensation expense will be recognized related to eligible underwater stock options ($7.3 million has been recognized as expense through March 1, 2023), $4.0 million of which we will continue to be obligated to recognize over the vesting period of the new stock options as non-cash compensation expense, even if these stock options are never exercised because they remain underwater, except to the extent any such options are cancelled due to termination of service of any eligible employee prior to vesting. Replacing current stock options that have little or no retention or incentive value with new stock options that will provide both retention and incentive value while not creating significant additional compensation expense will make efficient use of our resources.

Reduce Stock Option Overhang

Under the Option Exchange, eligible participants will receive new stock options covering a reduced number of shares that are covered by the surrendered stock options. Therefore, if we implement and eligible employees participate in the Option Exchange, we would expect a meaningful reduction in the number of outstanding stock options. The number of shares covered by the new stock options will be based on exchange ratios developed using a Black-Scholes calculation that values the old grant relative to the projected value of the new grant, such that the new stock options will have a fair value, on an aggregate basis, approximately equivalent to the fair value of the eligible stock options they replace on the grant date of the new stock options. Our board of directors, in consultation with Pearl Meyer, established an approach to determining the exchange ratios, which will vary based on the original exercise price of the eligible stock option, as further described in the section titled “Exchange Ratios” below. Any options tendered in the Option Exchange and which are not reissued as part of the Option Exchange will be available for future grant under our 2020 Incentive Plan pursuant to the share recycling provisions of the 2020 Incentive Plan.

As of March 1, 2023, we had outstanding stock options held by eligible employees to purchase 3,376,227 shares of our common stock, with a range in exercise prices from $0.42 to $20.67 per share, of which 856,713 shares (approximately 25%) of common stock subject to such outstanding stock options had an exercise price in excess of $10.00 per share. As a result, a significant portion of our stock option “overhang” consists of outstanding but unexercised stock options that are not serving their intended purpose of motivating and retaining employees. Not only do the underwater stock options have diminished employee retentive value, but they also cannot be removed from our equity plan overhang until they are exercised, expire or are otherwise cancelled (for example, upon termination of an employee’s service with the Company). By replacing eligible stock options

2023 Proxy Statement	42

through the Option Exchange, we estimate that we can reduce our outstanding stock options by 615,109 shares or 18% of common stock subject to outstanding stock options held by eligible employees.

Alternatives Considered

Our board of directors considered alternatives to the Option Exchange to provide meaningful performance and retention incentives to our employees, including granting additional stock options or RSUs, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. After careful consideration, our board of directors determined that, compared to other alternatives, the Option Exchange provides better performance and retention incentives, and reduces overhang of outstanding options, all at a lower cost to the Company.

Structure of Option Exchange

The board of directors authorized the Option Exchange on March 1, 2023, subject to stockholder approval. We currently plan to commence the Option Exchange on a date as soon as practicable following June 23, 2023, or the Commencement Date. At the start of the Option Exchange, employees holding eligible stock options will receive a written exchange offer that will set forth the terms of the Option Exchange. The written offer will be governed by the tender offer rules of the SEC. At or before the Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. We will give eligible option holders at least 20 business days to elect to participate in the Option Exchange. Eligible option holders may choose which eligible option grants they wish to exchange and may choose to not exchange portions of eligible option grants. Set forth below is a description of the key features of the Option Exchange.

Eligible Participants

The Option Exchange will be available to employees who on the Commencement Date are employed by us and hold outstanding eligible stock options. Non-employee members of our board of directors are not eligible to participate in the Option Exchange. As of March 1, 2023, eligible stock options were held by 119 employees, representing approximately 48% of our employees. Participants in the Option Exchange must continue to be employed by us on the date the surrendered options are cancelled and replacement stock options are granted. Any employee holding eligible stock options who elects to participate in the Option Exchange, but whose service with us terminates for any reason before the date the new stock options are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible stock options subject to their existing terms and would not be eligible to receive new stock options in the Option Exchange.

Eligible Stock Options

An eligible stock option generally includes any stock option held by an eligible employee that has an exercise price greater than $10.00 per share pursuant to our 2020 Incentive Plan.

As of March 1, 2023, we had eligible outstanding stock options to purchase 856,713 shares of common stock under our 2020 Incentive Plan at a weighted-average exercise price of $20.37 per share and with a weighted-average remaining life of approximately eight years. These eligible stock options represent approximately 25% of the issued and outstanding shares of our common stock subject to outstanding stock options held by eligible employees as of March 1, 2023. If all of these eligible stock options are exchanged and replaced by new stock options in accordance with the exchange ratios described below under the section heading “Exchange Ratios,” the number of outstanding stock options under our 2020 Incentive Plan would be reduced by 615,109 shares, representing approximately 18% of the 3,376,227 shares of common stock subject to outstanding stock options held by eligible employees as of March 1, 2023. Pursuant to the share recycling provisions including in the 2020 Incentive Plan, all 615,109 shares subject to such exchanged options would be recycled back into the 2020 Incentive Plan and would be available for future grants in accordance with the terms of the 2020 Incentive Plan.

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The Option Exchange, if approved by stockholders, is anticipated to commence as soon as practical after June 23, 2023. The Company’s stock price on June 23, 2022 was $1.39 per share, which is approximately 86% below the $10.00 per share threshold exercise price of the eligible stock options. In addition, the $10.00 per share threshold exercise price of the eligible stock options is approximately 400% above the closing price of $2.00 per share of our common stock on The Nasdaq Global Select Market on March 1, 2023, the date on which our board of directors authorized the Option Exchange. Stock options eligible for surrender will have been granted at least one year prior to the commencement of the Option Exchange. Further, 100% of the eligible stock options for surrender were granted prior to December 31, 2021.

Exchange Ratios; Exercise Price of New Options

The Option Exchange is not a one-for-one exchange. We designed an approach to exchange ratios for the Option Exchange to result in a fair value of the new stock options that will be approximately equivalent, on an aggregate basis, to the fair value of the eligible stock options that employees would surrender. Although the exchange ratios cannot be determined prospectively because the fair market value of our common stock is likely to change before the Commencement Date, we established example exchange ratios to illustrate the approach that will be taken by grouping together eligible stock options with similar exercise prices. At the time our board of directors approved the general design of the Option Exchange, the fair market value of our common stock was $2.00 per share (the closing price of our common stock on The Nasdaq Global Select Market on March 1, 2023). The exchange ratios below are illustrative (calculated using a Black-Scholes option pricing model) and based on the fair value of the eligible stock options within the relevant grouping as of March 1, 2023. Calculation of fair value takes into account variables such as the volatility of our stock, the expected term of a stock option and interest rates. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option.

Exercise Price Range per Share	Number of Outstanding Eligible Options	Weighted Average Remaining Life (In Years)	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$10.00 to $14.00	14,150	8.3	2.6 to 1
$14.01 to $18.00	13,250	8.2	2.7 to 1
$18.01 to $20.00	54,475	7.9	3.4 to 1
$20.01 and above	774,838	8.0	3.6 to 1

The total number of shares of common stock issuable upon exercise of new stock options will be determined by dividing the number of shares underlying the surrendered stock option by the applicable exchange ratio and rounding up to the nearest whole share. For purposes of illustration, if an employee holds a stock option to purchase 10,000 shares of common stock with an exercise price of $10.00 to $14.00 per share and the exchange ratios above were applied, the employee would be entitled to exchange that option for a replacement stock option to purchase 3,847 shares of common stock after applying the applicable 2.6 to 1 exchange ratio. For further illustration, an eligible employee who holds an option to purchase 10,000 shares of common stock with an exercise price of $20.01 and above per share could exchange that option for a replacement stock option to purchase 2,778 shares of common stock after applying the applicable 3.6 to 1 exchange ratio using the illustrative exchange ratios. All replacement stock options granted based on the final exchange ratios will have an exercise price equal to the fair market value of our common stock at the time we grant replacement options at the end of the exchange period.

Vesting Schedule for New Options

New stock option awards will not be vested on the date of grant. Eligible stock options that were vested prior to the Option Exchange may be exchanged for new stock options that fully vest on the first day of the month following the first anniversary of the month in which the Option Exchange is completed, subject to the applicable employee’s continued services through the vesting date. Eligible stock options that were unvested prior to the Option Exchange may be exchanged for new stock options with an extended vesting schedule. Under

2023 Proxy Statement	44

the extended vesting schedule, vesting will commence on the first day of the month following the first anniversary of the month in which the Option Exchange is completed, and will occur in a series of equal monthly installments over the number of months that were remaining in the surrendered option’s vesting schedule immediately prior to the Option Exchange, subject to the applicable employee’s continued services through each vesting date. For illustration, if a stock option that has 6 months of vesting remaining is exchanged in July of 2023 for a replacement stock option, the vesting schedule of the replacement stock option will provide for vesting in equal installments on a monthly basis for 6 months beginning on August 1, 2024. This new vesting schedule supports the nature of the stock options as an incentive vehicle, recognizes the prior services and contributions of eligible employees and provides us with valuable additional years of employee retention.

Term for New Options

The new stock options will expire ten years following the date of grant. The weighted-average remaining life of the eligible stock options is approximately eight years.

Intended Implementation of the Option Exchange As Soon As Practicable Following June 23, 2023

We currently plan to commence the Option Exchange as soon as practicable after June 23, 2023. Our board of directors reserves the right in its discretion to amend, postpone or, under certain circumstances, cancel the Option Exchange once it has commenced, but the Option Exchange will not be materially amended in a manner that is more beneficial to eligible participants without first seeking additional stockholder approval.

Impact of Option Exchange on Surrendered Options

Assuming all eligible employees participate in the Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 615,109 shares of common stock underlying stock options that are surrendered under the Option Exchange but are not replaced by new stock options. Pursuant to the terms of the 2020 Incentive Plan, these shares will be returned to the share reserve of the 2020 Incentive Plan and will be available for future grant of equity awards under the 2020 Incentive Plan.

Option Exchange Process

Additional information regarding how we expect to conduct the Option Exchange, provided it is approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described in this Proposal Three, we may find it necessary or appropriate to change the terms of the Option Exchange to take into account our administrative needs, accounting rules, or Company policy decisions or to comply with any comments we receive from the SEC. We may decide not to implement the Option Exchange even if we obtain stockholder approval, or we may delay, amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.

Overview of the Option Exchange Process

Upon commencement of the Option Exchange, those individuals holding eligible stock options will receive a written offer setting forth the terms of the Option Exchange and may voluntarily elect to participate. All employees who are employed by us on the Commencement Date, are still employed by us on the grant date of the new stock options, and hold eligible stock option awards may participate in the Option Exchange. We will give eligible participants at least 20 business days to elect to surrender eligible stock options in exchange for a reduced number of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted. The shares of our common stock underlying the cancelled options will then be available for future grant under the 2020 Incentive Plan.

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The 2020 Incentive Plan will govern all terms and conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be non-qualified stock options.

Election to Participate

Eligible employees will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an eligible employee holding stock options that may be subject to the Option Exchange, please note that voting to approve the Option Exchange pursuant to this Proposal Three does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is commenced, and you can only elect to participate after that time and in accordance with the terms of the written exchange offer documents.

Impact of Options Exchanged on Number of Options Issued

Our board of directors has determined to establish exchange ratios that will result in the issuance of a lesser number of stock options through the Option Exchange than the number of stock options originally granted to eligible employees. The exchange ratios will be grouped together based on similar exercise prices. The following table illustrates the impact of the Option Exchange on the number of stock options outstanding as of March 1, 2023, assuming that 100% of employees eligible to participate as of March 1, 2023 exchange 100% of their eligible stock options in the Option Exchange, and that the illustrative exchange ratios described above were applied.

	Outstanding Eligible Stock Options			Exchange
Exercise Price Range per Share	Number of Existing Options (shares)	Weighted Average Exercise Price per Share	Exchange Ratio	Total New Options Granted (shares)	Potential Net Shares Recaptured
$10.00 to $14.00	14,150	$13.72	2.6 to 1	5,442	8,708
$14.01 to $18.00	13,250	$14.89	2.7 to 1	4,907	8,343
$18.01 to $20.00	54,475	$19.16	3.4 to 1	16,022	38,453
$20.01 and above	774,838	$20.67	3.6 to 1	215,233	559,605

Totals	856,713	$20.37		241,604	615,109

* As noted above, the shares of our common stock underlying the cancelled options will then be available for future grant under the 2020 Plan.

As described above under the section titled “Exchange Ratios,” the total number of shares of common stock issuable upon exercise of new stock options that a participating employee will receive with respect to a surrendered stock option will be determined by dividing the number of shares surrendered by the applicable exchange ratio and rounding up to the nearest whole share.

Effect on Stockholders

Under the terms of the Option Exchange, the new stock options are meant to have a fair value that will be approximately equivalent, on an aggregate basis, to the fair value of the cancelled stock options they would replace as of the grant date of the new stock options. While we cannot predict how many employees will elect to participate in the Option Exchange, assuming that 100% of employees eligible as of March 1, 2023 participate in the Option Exchange and exchange 100% of their eligible stock options, and based on the illustrative exchange ratios described above, eligible stock options to purchase approximately 856,713 shares of common stock may be surrendered and cancelled in the Option Exchange, which would result in the Company issuing new stock options for 241,604 shares of common stock and would result in a net reduction in our stock option overhang of 615,109 shares of common stock.

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Accounting Impact

The incremental compensation expense associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the new stock options.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to the Option Exchange. This discussion does not address all aspects of the U.S. federal income tax consequences of participating in the Option Exchange that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Option Exchange. Each participant is advised to consult his or her personal tax advisor concerning the application of the U.S. federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to his or her stock options eligible for the Option Exchange.

The exchange of stock options pursuant to the Option Exchange is expected to be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company nor the participants in the Option Exchange should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. New stock options granted under the Option Exchange will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries. A more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Financial Statements

Our financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 6, 2023.

If you are both a stockholder and an eligible employee holding eligible stock options, please note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange.

Vote Required:	Approval of the Option Exchange requires the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting. An abstention will have the same effect as a vote against Proposal Three. A broker non-vote on Proposal Three will not have any effect on the vote.

Board Recommendation:	OUR BOARD OF DIRECTORS [AND THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS EACH] UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM.

2023 Proxy Statement	47

ADDITIONAL INFORMATION

Other Matters

Our board of directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders

In order to be considered for inclusion in the proxy materials for our 2024 annual meeting of stockholders, proposals submitted by stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Biodesix, Inc., 2970 Wilderness Place, Suite 100, Boulder, CO 80301 on or before December 30, 2023, and also must otherwise comply with the procedures and requirements set forth in Rule 14a-8.

Alternatively, stockholders intending to present a proposal (outside of the process established in Rule 14a-8) or nominate a director for election at our 2024 annual meeting of stockholders without having the proposal or nomination included in the proxy materials for the meeting must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders. Accordingly, for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the proposal or nomination no earlier than January 24, 2024 and no later than the close of business on February 23, 2024. The proposal or nomination must contain the information required by our bylaws and otherwise comply with the requirements set forth in our bylaws.

In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March  24, 2024.

Availability of Annual Report on Form 10-K

A copy the 2022 Form 10-K Report as filed with the SEC is available free of charge on our website at www.biodesix.com or on the SEC’s website at www.sec.gov. Stockholders may also obtain a copy of our 2022 Annual Report, including financial statements but excluding exhibits, without charge by sending a written request to: Biodesix, Inc., Attention: Corporate Secretary, 2970 Wilderness Place, Suite 100, Boulder, CO 80301.

2023 Proxy Statement	48

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/BDSX
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-291-6774
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/BDSX

Biodesix, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 24, 2023

TIME:	Tuesday, May 23, 2023 1:00 PM, Mountain Time
PLACE:	Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/BDSX for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned stockholder of Biodesix, Inc. hereby appoints Robin Harper Cowie and Ryan H. Siurek, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Biodesix, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Biodesix, Inc.

Annual Meeting of Stockholders

Please make your marks like this:  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

BOARD OF DIRECTORS RECOMMENDS

	PROPOSAL		YOUR VOTE

1.	To elect the three Class III directors to hold office until the 2026 annual meeting of stockholders;
		FOR	WITHHOLD
	1.01 Jean M. Franchi	☐	☐		FOR

	1.02 Hany Massarany	☐	☐		FOR

	1.03 Jack Schuler	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023;	☐	☐	☐	FOR

3.	To approve the option exchange program; and	☐	☐	☐	FOR

4.	To conduct any other business properly brought before the meeting, or any adjournment or postponement thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/BDSX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc.,

should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date